Exhibit 10.1

Dated March 12, 2024 (“Effective Date”)

Asset Purchase Agreement

by and among

Odyssey Semiconductor Technologies, Inc.

Parent

and

Odyssey Semiconductor, Inc.

Subsidiary of Parent

and

JR2J, LLC

Subsidiary of Odyssey Semiconductor Inc.

and

[***REDACTED***]

Buyer

i

ii

Section 9.9.	Entire Agreement	56
Section 9.10.	Assignments, Successors and No Third-Party Rights	56
Section 9.11.	Severability	57
Section 9.12.	Headings; Construction	57
Section 9.13.	Counterparts; Electronic Signatures	57
Section 9.14.	Specific Enforcement	57

Exhibits

Exhibit A	Business Equipment Assets and Registered Intellectual Property Assets

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Intellectual Property Assignment Agreement

Exhibit D	Escrow Account Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 12, 2024, by and among Odyssey Semiconductor Technologies, Inc., a Delaware corporation, (“Parent”), and Odyssey Semiconductor, Inc., a Delaware corporation, (Subsidiary of Parent), and JR2J, LLC, a Delaware Limited Liability Company (Subsidiary of Odyssey Semiconductor, Inc.) (“Subsidiary”), (Parent, Odyssey Semiconductor, Inc., and Subsidiary together, the “Seller”), on the one hand, and [***REDACTED***] (“Buyer”), on the other hand. For purposes of this Agreement, each of Seller, Parent, and Buyer is a “Party” and, collectively, constitute the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of operating a semiconductor company consisting of research and development activities of gallium nitride containing power semiconductor devices (the “Business”);

WHEREAS, Seller desires to cause the sale, transfer, and assignment to Buyer of those assets described below which are related to the Business, and Buyer desires to purchase such assets from Seller on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.    Certain Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented, and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acquisition Proposal” means a proposal for the acquisition of all or substantially all of the Seller by any third Person.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person (which, for the avoidance of doubt, with respect to Seller, shall include Parent).

“Affiliate Agreements” has the meaning set forth in Section 3.11.

“Agreed Claims” has the meaning set forth in Section 6.5(d).

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any written agreement, letter of intent, term sheet memorandum of understanding, agreement in principle or any other similar agreement or document relating to any Acquisition Proposal.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar Laws of any applicable jurisdiction concerning or relating to bribery or corruption.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, in substantially the form attached hereto as Exhibit B.

“Assumed Contracts” has the meaning set forth in Section 2.1(a)(i).

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Business” has the meaning set forth in the first Whereas clause in this Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close.

“Business Confidential Material” means all information (whether written or oral) that is confidential, proprietary or is not otherwise generally available to the public regarding the Business, the Purchased Assets or the Assumed Liabilities. The term “Business Confidential Material” shall not include information:

(a) that is or becomes generally available to the public, other than as a result of disclosure by Seller or its respective Representatives or Affiliates in violation of this Agreement or

(b) that becomes available to Seller or any of its respective Representatives or Affiliates from a Person other than Buyer on a non-confidential basis, provided that such Person was not known by Buyer or any of its Representatives or Affiliates to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or its Representatives with respect to such materials.

“Business Employee” means each employee of Seller or any of its Affiliates who is employed by Seller or one of its Affiliates exclusively or primarily in connection with the Business as of immediately prior to the Closing. For the sake of clarity, the Key Employees shall be considered Business Employees for all purposes under this Agreement.

“Business Service Provider” means each individual independent contractor and non-employee service provider who is engaged by Seller or one of its Affiliates exclusively or primarily in connection with the Business as of immediately prior to the Closing.

“Business IP” means any and all

(i)     Intellectual Property that is used (or held for use) in, or otherwise relates to, the conduct of the Business and

(ii)    Owned IP.

“Business IT Assets” means any and all (a) IT Assets that are used (or held for use) in, or otherwise relate to, the conduct of the Business and (b) Owned IT Assets.

“Business Equipment Assets” means the business equipment assets seen in Exhibit A.

“Buyer” has the meaning set forth in the preamble.

“Buyer Employment Agreements” has the meaning set forth in Section 2.4(a)(vii).

“Buyer Indemnity Claims” has the meaning set forth in Section 6.2.

“Change of Recommendation” means any of the actions set forth in clauses (A) through (C) of Section 8.1(e)(i).

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind or character.

“Claim Certificate” has the meaning set forth in Section 6.5(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Purchase Price” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Competing Business” has the meaning set forth in Section 5.2(a)(iii).

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person, including, any Governmental Body.

“Contract” means any written or oral contract, indenture, note, bond, lease, guarantee, option, license, instrument, mortgage, obligation, commitment, arrangement or other agreement that is legally binding, and any amendments or modifications thereto.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Customer” has the meaning set forth in Section 5.2(d).

“Customer Contracts” has the meaning set forth in Section 3.10(b) and Section 3.10(a).

“Disclosure Schedules” means the schedules attached to and comprising a part of this Agreement and entitled Disclosure Schedules.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other fringe or other benefit, incentive, bonus, commission, employment (including offer letter), compensation, consulting, retirement, supplemental retirement, deferred compensation, defined contribution, pension, vacation, sick leave or other paid time off, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, profit-sharing, insurance, medical, welfare, retention, change in control, termination, severance, retention, transaction, plan, program, fund, agreement, policy, practice, contract or arrangement, whether or not in writing and whether or not funded, sponsored, maintained, or contributed to for the benefit of the Business Employees, Business Service Providers, or any other current or former employees, individual independent contractors, or other non-employee service providers (and any dependent or beneficiary thereof) of Seller or any of its ERISA Affiliates by Seller or any of its ERISA Affiliates, or with respect to which Seller or any of its ERISA Affiliates have any potential liability, contingent or otherwise (including any obligation to contribute thereto) with respect to any Business Employee, Business Service Provider, or any other current or former employee individual independent contractors, or other non-employee service providers (and any dependent or beneficiary thereof) of Seller or any of its ERISA Affiliates.

“Encumbrance” means any lien, mortgage, easement, encroachment, option, right of first offer, preemptive right, collateral assignment, charge, pledge, license, security interest, claim, hypothecation, assessment, deed of trust or other similar encumbrance or restriction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that would be treated together with any other entity, trade or business as a “single employer” within the meaning of Sections 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” means, without duplication, any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of Seller or any of its Affiliates (other than the Assumed Liabilities), including, without limitation, the following liabilities or obligations:

(i)    liabilities or obligations arising out of or relating to any Contract which is not an Assumed Contract and, with respect to any Assumed Contract, any liabilities or obligations arising out of or relating to such Assumed Contracts prior to the Closing (including any events occurring or obligations required to be performed prior to the Closing);

(ii)      (a) all Taxes to the extent arising out of or relating to the ownership, operation or conduct of the Business (as currently or formerly conducted) or the Purchased Assets on or prior to the Closing Date,

(b) any Tax or Taxes of Seller or any of its Affiliates for any taxable period,

(c) any liability for any withholding Tax or Taxes imposed as a result of the sale of the Purchased Assets and assumption of the Assumed Liabilities pursuant to this Agreement,

(d) any Transfer Taxes applicable to the transfer of the Purchased Assets for which Seller is responsible pursuant to Section 6.2(c), or

(e) any net income or capital gains Taxes imposed upon Seller or any Affiliate as a result of the sale of the Purchased Assets and assumption of the Assumed Liabilities, whether or not Buyer has an obligation to withhold any amount in respect of such Taxes;

(iii)    any liability or obligation with respect to any Employee Benefit Plan;

(iv)    any liability or obligation related to any Transferred Employee to the extent arising from or relating to any act or omission that occurred prior to the Closing Date;

(v)    any liability or obligation related to any current or former employee, individual independent contractor, or other individual service provider of any Seller Party or any of its Affiliates who does not become a Transferred Employee, regardless of when such liability or obligation arises or is incurred, and regardless of whether such liability or obligation relates to any act or omission on, prior to, or following the Closing;

(vi)    any liability or obligation arising out of or relating to the Business IP or Business IT Assets on or prior to the Closing;

(vii)    any liability or obligation arising out of or relating to the Excluded Assets;

(viii)    any accounts payable in connection with the Transferred Assets and Assumed Contracts on or prior to the Closing;

(ix)    any liabilities related to any litigation, arbitration, investigation, proceeding or claim pertaining to or affecting the Business, the Purchased Assets, Seller or its Affiliates, to the extent based on a cause of action arising on, or prior to, the Closing Date, whether the commencement of such litigation, arbitration, investigation, proceeding or claim is before or after the Closing Date;

(x)    any liabilities or obligations arising out of or relating the Facility on 9 Brown Road, Ithaca, New York 14850 (the “Facility”) on or prior to the Closing;

(xi)    any liabilities or obligations under any Environmental Law which relate to the Facility on or prior to the Closing;

(xii)    any Seller Transaction Expenses;

(xiii)    any liabilities or obligations arising out of, or relating to, Indebtedness of Seller or any of its Affiliates or related to the Business;

(xiv)    any liability arising out of, or relating to, this Agreement, the Exhibits, Disclosure Schedules and other documents contemplated hereby, the negotiation, execution, or performance hereof or thereof or the consummation of the purchase for which any Seller Party has responsibility pursuant to the terms of the Transaction Documents and all other documents contemplated hereby; and

(xv)    no liabilities and/or contingent liabilities of Seller will be transferred to Buyer unless mutually agreed between Buyer and Seller.

“Files and Records” means the files, documents, books and other records (in each case, whether in tangible, electronic, or other form), including customer, vendor, supplier, contractor and service provider lists; records generated from completed or active transactions (including billing, payment and dispute histories, credit information and similar data); business, financial, marketing and sales records and correspondence; reports; drawings; specifications; data; databases; process instructions; statistics and other technical and financial information of Seller, in each case, relating exclusively to the Business, the Purchased Assets or the Assumed Liabilities.

“Fundamental Representations” means the Fundamental Representations of Buyer and Fundamental Representations of Seller.

“Fundamental Representations of Buyer” means Section 4.1 (Organization and Good Standing) and Section 4.2 (Authorization; Enforceability).

“Fundamental Representations of Seller” means Article III Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflict), Section 3.4 (Required Consents), Section 3.7 (Title to Assets; Sufficiency of Assets), Section 3.14 (Brokers’ Fees) and Section 3.15 (Intellectual Property Rights; Information Technology).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Body” means any federal, state, local, municipal, domestic, foreign, multinational or other governmental or quasi-governmental authority, including any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction within or without the United States of America (including any governmental agency, branch, department, official or entity and any court or other tribunal).

“Holdback” has the meaning set forth in Section 2.4(b)(i).

“Indebtedness” of any Person means and includes

(a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money,

(b) amounts owing as deferred purchase price for property or services, including all notes, whether or not matured,

(c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument,

(d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit),

(e) indebtedness secured by an Encumbrance on assets or properties of such Person,

(f) obligations or commitments to repay deposits or other amounts advanced by and owing to third-parties,

(g) any liability of such Person in respect of banker’s acceptances or letters of credit,

(h) obligations under any interest rate, currency or other hedging agreement,

(i) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases,

(j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock,

(k) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (j) above, or

(l) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof.

“Indemnified Party” has the meaning set forth in Section 6.5(a)

“Indemnifying Party” has the meaning set forth in Section 6.5(a).

“Indemnitee” means any Person entitled to indemnification in respect of any Indemnity Claim pursuant to the terms of this Agreement.

“Indemnitor” means any Person from whom an Indemnitee is entitled to seek indemnification in respect of any Indemnity Claim pursuant to the terms of this Agreement.

“Indemnity Claims” means any Buyer Indemnity Claims or Seller Indemnity Claims.

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information of the Seller that would reasonably be expected to lead to an Acquisition Proposal or an Alternative Asset Acquisition Agreement.

“Insiders” has the meaning set forth in Section 3.11(b).

“Insurance Policies” means the insurance policies owned or held by or naming Seller or any of its Affiliates relating to the Business, the Purchased Assets or the Assumed Liabilities.

“Intellectual Property” means any and all intellectual or industrial property and any and all right, title, and interest therein or thereto, including the following in any and all jurisdictions throughout the world:

(a) patents, patent applications, patent disclosures and improvements thereto together with all reissues, divisions, revisions, substitutions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all foreign counterparts and all rights in any of the foregoing,

(b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, slogans, logos and corporate names and other source identifiers or indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (collectively, “Marks”),

(c) copyrights, copyrightable works, design rights, mask works, rights in compilations, works of authorship, and equivalent rights in works of authorship, whether or not registered or published, and all moral rights or similar attribution rights, and all rights in registrations, applications for registration, and renewals of any of the foregoing,

(d) Software,

(e) rights in publicity, registered domain names, social media accounts, all rights in or to Internet and World Wide Web URLs or addresses, and all content and data thereon or relating thereto,

(f) trade secrets, know-how, inventions (whether or not patentable), invention disclosures, discoveries, improvements, source code for Proprietary Software, business and technical information, data, databases, and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”),

(g) rights in priority, registrations and applications for registration of any of the foregoing, in each case whether registered or unregistered and any equivalent rights to any of the foregoing in any jurisdiction,

(h) all rights under the foregoing under any licenses or similar arrangements, and

(i) all right to sue or recover for any past, present, or future infringement, misappropriation, or other violation of any of the foregoing

“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement in the form of Exhibit C attached hereto, effecting the assignment and assumption by Buyer for all Business IP included in the Purchased Assets.

“Intervening Event” means an event, change, development, circumstance, fact or effect with respect to the Seller occurring after the date of this Agreement that is material to the Seller, taken as a whole, that

(a) was not reasonably foreseeable (with respect to substance or timing), by the Seller as of or prior to the execution and delivery of this Agreement, and

(b) first becomes actually known to the Seller after the execution and delivery of this Agreement and any time prior to the time the Requisite Company Vote is obtained; provided that:

(i) any change in GAAP or in any applicable Law; or

(ii) any event, change, development, circumstance, fact or effect

(A) that is the result of factors generally affecting the industries in which the Seller operate, in the geographic markets in which they operate or where their products or services are sold or sourced (as applicable),

(B) that involves or relates to an Acquisition Proposal or a Superior Proposal, or

(C) resulting from any event, change, development, circumstance or fact after the execution and delivery of this Agreement shall not be deemed to constitute an Intervening Event; provided further that any event, change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying, giving rise to or contributing to such facts, events, changes or developments in circumstances contemplated by the foregoing clauses (A) and (B) of this definition may be taken into account in determining whether an Intervening Event has occurred.

“IRS” means the Internal Revenue Service.

“IP Contracts” has the meaning set forth in Section 3.10(a)(ii).

“IT Assets” means any and all computers, Software, the communications networks, interfaces, data centers, computers, hardware, data, databases, computer equipment, workstations, routers, hubs, switches, data communication lines, websites (including the content thereon), network equipment and all other information technology equipment and assets, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“Key Employees” means, collectively, Richard Brown and Richard Shealy (Consultant).

“Knowledge of Seller” means the knowledge of any of the Seller employees after reasonable due inquiry within the scope of the Business.

“Later Identified Assumed Liability” has the meaning set forth in Section 5.4(c).

“Later Identified Excluded Asset” has the meaning set forth in Section 5.4(b).

“Later Identified Excluded Liability” has the meaning set forth in Section 5.4(b).

“Later Identified Purchased Asset” has the meaning set forth in Section 5.4(c).

“Legal Requirement” or “Law” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, legislation, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Body.

“Losses” has the meaning set forth in Section 6.2

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any event, change, development, circumstance, fact or effect (“Effect”) that, individually or in the aggregate is, would or would reasonably be expected to have a materially adverse effect on the Purchased Assets.

“No-Shop Period Start Date” means the day after the end of the Go-Shop Period.

“Non-Compete Period” has the meaning set forth in Section 5.2(a).

“Non-Income Taxes” means any Taxes imposed in connection with the ownership of the Purchased Assets or the operation of the Business that are not Taxes imposed on net income, gross income, sales or revenue, or sales or similar Taxes, together with any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Notices” has the meaning set forth in Section 9.4.

“Open Source Materials” means any and all Intellectual Property made available subject to license terms meeting the definitions of “Open Source” propagated by the Open Source Initiative at https://opensource.org/osd or equivalent or “Free Software” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.html and includes, for clarity, Intellectual Property made available subject to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), MIT license, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License.

“Order” means any published law, rule, regulation, award, decision, determination, injunction, judgment, order, decree, ruling, subpoena, writ or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any referee, arbitrator or mediator.

“Owned IP” means any and all Intellectual Property owned or represented to Buyer to be owned, in whole or in part, by the Seller.

“Owned IT Assets” means any and all IT Assets owned or represented to Buyer to be owned, in whole or in part, by the Seller.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent’s Board” means the board of directors of Parent.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any and all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions, identification numbers, and orders from any Governmental Body.

“Permitted Confidentiality Agreement” has the meaning set forth in Section 8.1(c)(ii).

“Permitted Encumbrance” means

(a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP,

(b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due,

(c) non-exclusive licenses of Owned IP granted to customers in the ordinary course, and

(d) other imperfections of title or Liens, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or personal property of Seller or any of its Affiliates included in the Business to which they relate as currently used or operated.

“Person” means any individual, firm, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, incorporated or unincorporated association, organization, labor union or other entity or Governmental Body.

“Personal Data” shall mean any data or other information that relates to an identified or identifiable individual.

“Proceeding” means any action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or referee, trustee, arbitrator or mediator.

“Proprietary Software” means any and all Software included in Owned IP.

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Registered IP” means any and all Business IP that is issued, registered, renewed or subject to a pending application with a Governmental Body such as the United States Patent and Trademark Office, the United States Copyright Office or other similar Governmental Bodies anywhere in the world or a domain name registrar.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, accountants, advisors, financing sources or other Persons acting on behalf of such Person.

“Requisite Company Vote” means the approval and adoption of this Agreement by

(a) the holders of a majority of the outstanding shares entitled to vote on such matter and

(b) the holders of a majority of the outstanding shares entitled to vote on such matter, in each case, at a stockholders’ meeting duly called and held for such purpose.

“Restricted Persons” means each of Parent and Seller and each of their respective Affiliates which is not an individual (i.e., human).

“Right” has the meaning set forth in Section 2.5(a).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnity Claims” has the meaning set forth in Section 6.3.

“Seller Transaction Expenses” means all expenses of Seller incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement, payable by Seller or its Affiliates (prior to and through and including the Closing Date) and which have not been paid as of the Closing Date.

“Share” means any share of the common stock of Seller.

“Software” means any and all

(a) software, code, and computer programs, including any and all compilers, middleware, firmware, development tools, and algorithms, models and methodologies, whether in source code or object code, including, for the avoidance of doubt, patches, new versions or updates thereto,

(b) data, database rights, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise,

(c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and

(d) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all source code annotations, documentation, including user and installation manuals and training software, relating to any of the foregoing.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary”, with respect to any Person, means

(a) any corporation having more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees thereof of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person; and

(b) any partnership, association, joint venture, limited liability company or other Person in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest. The term “Subsidiary” shall include all direct or indirect Subsidiaries of each Subsidiary.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement by a third Person that Seller determines in good faith to be more favorable to the Seller’s stockholders from a financial point of view than the asset purchase proposal that is the subject of this Agreement.

“Supplier Contracts” has the meaning set forth in Section 3.10(c)

“Survival Period” has the meaning set forth in Section 6.1(a).

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges payable to any federal, state, provincial, local or foreign taxing authority, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, unclaimed property or escheat obligations, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, severance, premiums, windfall profits, transfer and gains taxes, or other governmental charges of any kind (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimate taxes, deficiency assessments and any related charge or amount, together with any interest, penalties, additional taxes and additions to tax imposed with respect thereto (or in lieu thereof), including any liability for such amounts as a result of

(i)    being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or

(ii)    any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any return, report, form or information statement with respect to Taxes (including but not limited to, any elections, estimates, declarations, disclosures, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Body, domestic or foreign (including consolidated, combined and unitary tax returns) and including any amendments thereof.

“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 6.6(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, and all other documents, Contracts, instruments and certificates contemplated hereunder to be delivered by any Party at or prior to the Closing.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, but excluding capital gains taxes and taxes calculated by reference to gross or net income, revenues or receipts.

“Transferred Employee” means each Business Employee who accepts an offer of employment from, and commences employment with, Buyer or one of its Affiliates on the Closing Date.

“Transferred Service Provider” means each Business Service Provider who accepts an offer of engagement from, and commences providing services to, Buyer or one of its Affiliates on the Closing Date.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law related to plant closings, relocations, mass layoffs and employment losses.

Section 1.2.    Interpretation and Rules of Construction.   In this Agreement, except to the extent otherwise provided or that the context otherwise requires: when a reference is made in this Agreement

i.    to “this Agreement”, such reference is to this Asset Purchase Agreement together with all Disclosure Schedules and exhibits (“Exhibits”) hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof,

ii.    to an Article, Section, Annex, Exhibit or Disclosure Schedule, such reference is to an Article or Section of, or an Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated;

(a)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(b)    the word “or” shall be disjunctive but not exclusive;

(c)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified;

(d)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)    the gender of all words used in this Agreement includes the masculine, feminine, and neuter;

(g)    references to a Person are also to its successors (whether by way of merger, amalgamation, consolidation or other business combination) and permitted assigns;

(h)    references to dollars or $ shall, unless otherwise stated herein, be to the legal currency of the United States;

(i)    any Legal Requirement defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Legal Requirement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Legal Requirements and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; and

(j)    all references to “days” mean calendar days.

ARTICLE II
SALE AND PURCHASE OF ASSETS; CLOSING

Section 2.1.    Sale and Purchase of Purchased Assets; Assumption of Certain Liabilities.

(a)    Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and Parent shall cause Seller to effect, the sale, conveyance, assignment, transfer or delivery to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to the Purchased Assets. The “Purchased Assets” shall mean all the right, title and interest of Seller in and to, or relating to the following assets (whether or not in any instrument or conveyance delivered pursuant hereto):

(i)    all Assets listed in Exhibit A; The value of the Business Equipment Assets shall be maintained until Closing. Any decrease in such value (“Reduced Asset Value”) shall be subtracted from the Purchase Price;

(ii)     all rights arising out of all contracts set forth in Section 3.10(a) of the Disclosure Schedules including, without limitation, all employee Confidentiality Information and Invention Assignment Agreements (the “Assumed Contracts”) and (B) all consideration payable to Seller or its Affiliates thereunder after the Closing Date;.

(iii)    all third-party warranties, indemnities and guarantees relating exclusively to any of the Purchased Assets, Assumed Liabilities, or the Business;

(iv)    all claims, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to claims made against Buyer and relating to any of the Business, the Purchased Assets, or the Assumed Liabilities;

(v)    the amount of, and all rights to, any insurance proceeds received by Seller after the Closing Date to the extent related to any Purchased Assets or any Assumed Liabilities arising after the Closing Date;

(vi)    all Business IP, including but not limited to all Owned IP;

(vii)    all Business IT Assets (including, for clarity, any and all servers, computers, printers, and Software);

(viii)    all goodwill and going concern value associated with the Business;

(ix)    the Files and Records, including all hard copy and electronic records relating to those assets set forth in clauses (i) through (iii) above; and

(x)    other than as prohibited by applicable Law from being transferred to Buyer or one of its Affiliates, any information and copies of personnel records for each Transferred Employee and Transferred Service Provider (consisting of basic information including name, address, date of birth, date of hire, job titles and descriptions, rate of pay, and any other recent compensation paid to such individual), including the last three (3) performance reviews, documents related to disciplinary action, and similar information related to job performance and evaluations.

Possession of the Purchased Assets will be deemed tendered to Buyer at the Closing on the Closing Date.

(b)    Excluded Assets. Notwithstanding the foregoing, and without duplication, the Purchased Assets shall not include the following assets, whether owned by, held by or relating to Seller (the “Excluded Assets”):

(i)    all accounts and note receivables (whether current or non-current) held by Seller or any of its Affiliates relating to the Business, and any security, claim, remedy or other right related to any of the foregoing, in each case as of the last day immediately prior to the Closing Date;

(ii)    all of Seller’s cash and cash equivalents including checking accounts, bank accounts, marketable securities, commercial paper, certificates of deposit, and treasury bills;

(iii)    all Insurance Policies of Seller and the refund of any pre-paid policies that is not included as a Purchased Asset;

(iv)    all Employee Benefit Plans and all corresponding assets, rights trusts, or Contracts of Seller or any ERISA Affiliate therefore related to or in such Employee Benefit Plans;

(v)    all Contracts that are not Assumed Contracts;

(vi)    all third-party warranties, indemnities and guarantees that are not included as a Purchased Asset (including pursuant to Section 2.1(a)(ii));

(vii)    all claims, defenses and rights of offset or counterclaim to the extent not relating to the Business, the Purchased Assets or the Assumed Liabilities;

(viii)    any rights, claims or causes of action under the Insurance Policies of such Seller;

(ix)    the amount of, and all rights to, any insurance proceeds payable to or received by Seller that are not included as a Purchased Asset (including pursuant to Section 2.1(a)(v));

(x)    all assets, properties and rights used by Seller other than the Purchased Assets; and

(xi)    all rights of Seller under this Agreement and the other Transaction Documents.

(c)    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and shall as of the Closing pay, discharge and perform, when due and in the ordinary course, solely those liabilities of Seller which are set forth below (collectively, the “Assumed Liabilities”):

(i)    all liabilities and obligations first arising out of and solely to the extent relating to the period after the Closing with respect to the Purchased Assets; and

(d)    Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or be liable or responsible for any Excluded Liabilities.

Section 2.2.    Payment of Purchase Price.

(a)    Escrow Account. Within ten (10) days of both parties signing this Agreement, Buyer shall establish and fund a third party escrow account at Buyer’s cost, per the Escrow Account Agreement in Exhibit D, with one and one-half million dollars ($1,500,000.00) deposited in the escrow account (the “Escrow Account”).

(b)     Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Seller or Seller’s escrow in full consideration for the sale and transfer of the Purchased Assets by Seller to Buyer shall be equal to the sum of nine million, five hundred and twenty thousand U.S. dollars ($9,520,000) in cash at the Closing (the “Closing Date Purchase Price”), less the Holdback as set forth in Section 2.4(b)(i) for unforeseen liabilities, and Buyer and Seller shall issue instructions that Buyer shall be paid all the funds in the Escrow account. Payment of the Purchase Price shall be payable by wire transfer of immediately available funds to an account designated in writing by Seller and delivered to Buyer. Purchase Price includes all taxes related to tangible property. The transfer tax related to tangible property shall be withheld from the purchase price and remitted directly from Buyer to the state of New York.

Section 2.3.    The Closing. Subject to the terms and conditions set forth herein, the purchase and sale provided for in this Agreement shall take place at a closing (the “Closing”) on or after July 1, 2024 but in no event later than July 10, 2024 (such date, the “Closing Date”).

Section 2.4.    Closing Deliveries and Conditions.

(a)    Other than for the documents set forth in Sections 2.4(a)(ii), 2.4(a)(iii) and 2.4(a)(v), which Seller shall be deliver at Closing, ten (10) days prior to the Closing, Seller shall deliver, or cause the delivery of, to Buyer of:

(i)    the Purchased Assets as identified in Exhibit A, of which the Business Equipment Assets shall be delivered at the Facility of Seller, for inspection by Buyer personnel as to their presence at the Facility and as to their working order. Any Business Equipment Assets not purchased by Buyer that remain in the Facility, will be deemed abandoned by Seller and Buyer will have the right to dispose of such assets. Buyer will pay for any costs associated with the disposal of such assets and keep any proceeds from the sale of such assets.

(ii)     a new lease between landlord and Buyer to extend the current occupancy of the Facility to at least five years from the Closing Date, as referenced in Section 2.4(a)(ii)_of the Disclosure Schedule;

(iii)    a counterpart to an Assignment and Assumption Agreement in the form attached hereto as Exhibit B, duly executed by Seller and which shall be in full force and effect;

(iv)    an executed assignment of the Seller’s Confidential Information and Inventions Agreement of each Seller employee or consultant, whether present or past, to Buyer; namely, Richard J. Brown, PhD, CEO; Mark Davidson, Previous CEO, Alfred Schremer, PhD, VP R&D; Logan Underkofler, Engineer; Christina Lindstrom, Bookkeeper & HR Director; James R. Shealy, PhD, Co-Founder, Fellow (Consultant); Paul Pelletier, Facilities Director; David Rote, Building Consultant; Stephen Reid, Equipment Engineering Director; Summer N. Saraf, Project Manager; Shikar Bajracharya; Christopher H. Martin; Stephen Clapp (Consultant); Jafari Behsad (Independent Contractor); Laura Krauss (Consultant), as referenced in Section 2.4(a)(iv) of the Disclosure Schedule;

(v)     a copy of separation agreements of each employee, including consent to assign their respective Confidential Information and Inventions Agreements, as referenced in Section 2.4(a)( v) of the Disclosure Schedule.

(vi)    counterparts to the Intellectual Property Assignment Agreements, in the form set forth in Exhibit C, duly executed by Seller;

(vii)    counterparts of mutually agreed upon employment agreements by and between Buyer (or its Affiliate) and each Key Employee (Richard Brown and Richard Shealy (Consultant)), respectively, (the “Buyer Employment Agreements”), duly executed by each Key Employee including a fully executed, mutually agreed upon, non-compete agreement, as referenced in Section 2.4(a)(vii) of the Disclosure Schedule;

(viii)    a valid IRS Form W-9 duly executed by Seller (or as may be required, its direct or indirect owner), as referenced in Section 2.4(a)(viii);

(ix)    an executed bill of sale including proof of Seller’s ownership of the Business Equipment Assets, as referenced in Section 2.4(a)(ix) of the Disclosure Schedule;

(x)    an identification of all Confidential Information that has been disclosed to others, whether in written form (including written summaries) or oral form, as provided in the Data Room folder marked Material Agreements, DA (Data Shared Externally), as referenced in Section 2.4(a)(x) which Seller shall package in a zip file and email to Buyer;

a Phase 1 Environmental Site Assessment reporting no material environmental violation, as referenced in section 2.4(a)(xi) of the Disclosure Schedule;

Each of the above documents shall be in electronic copy form, each identified by its respective section of the Disclosure Schedule and electronically stored in a mutually acceptable location for transfer upon Closing.

Buyer, at its sole discretion, can waive any closing condition.

(b)    Holdback:

(i)    Holdback is equal to two hundred thousand dollars ($200,000) which will be applied to payment of (i) invoices received after Closing that relate to periods on or before the Closing, or (ii) invoices received after Closing that represent lease payments payable on or before Closing. After three months from the Closing, any remaining Holdback will be remitted to the Seller.

Section 2.5.    Required Consents.

(a)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any rights contemplated by Section 2.1(a)(ii) under any Assumed Contract or other right (each a “Right”) would require any third-party Consent or other action (including those actions contemplated by Section 5.4(e)) and such Consent or other action shall not have been obtained prior to the Closing. This Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof. Notwithstanding anything to the contrary contained in this Agreement, following the Closing, the Parties shall have a continuing obligation to use their reasonable best efforts to cooperate with each other to assign, transfer and convey each right contemplated by Section 2.1(a)(ii) under each Assumed Contract and obtain all Consents or take other necessary actions with respect thereto, as applicable. Upon

(i)    assigning, transferring, and conveying each right contemplated by Section 2.1(a)(ii) under each Assumed Contract and

(ii)    obtaining the requisite Consents to any such Assumed Contracts, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Rights to Buyer hereunder.

(b)    Pending, or in the absence of any,

(i)    assigning, transferring and conveying each right contemplated by Section 2.1(a)(i) under each Assumed Contract,

(ii)    effecting the covenants set forth in Section 5.4(e)

(iii)     (as represented with respect to any Assumed Contract, Buyer entering into a New Customer Contract with the customer counterparty thereto), and

(iv)    obtaining the requisite Consents to any such Assumed Contracts (as applicable), Seller shall (unless waived in writing by Buyer in its sole discretion), carry out and comply with the terms and provisions of any such Right in trust and as agent for Buyer, and, at the expense of Buyer take all such action and do or cause to be done all such things as reasonably directed by Buyer such that the economic claims, rights and benefits and liabilities of use of such Right shall be preserved and shall inure to Buyer for Buyer’s exclusive benefit.

(c)    For the elimination of doubt, nothing in this Section 2.5 shall limit or narrow any of the covenants or obligations of the Restricted Persons under Section 5.2 of this Agreement.

Section 2.6.    Withholding. Buyer and any other applicable withholding agent shall make all payments due from Buyer under this Agreement without deduction or withholding for any Taxes, except as required by applicable Law. If Buyer reasonably believes that applicable Law requires any such deduction or withholding, Buyer shall give written notice thereof to Seller and shall cooperate in good faith with Seller to minimize the amount of any deduction or withholding. To the extent that amounts are validly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deductions and withholding was made.

Section 2.7.    Allocation of Purchase Price. The Parties agree to allocate the Purchase Price to be paid for the Purchased Assets in accordance with Section 1060 of the Code. The Parties agree that Buyer shall prepare and provide to Seller a draft allocation of the Purchase Price among the Purchased Assets forty-five (45) days before the Closing Date using estimated fair value for the assets at that time. Seller shall notify Buyer within thirty (30) days of receipt of such draft allocation of any objection Seller may have thereto. Unless Seller delivers a notice of objection with respect to the allocation of the Purchase Price by the conclusion of such thirty (30) day period, the draft allocation provided by Buyer to Seller pursuant to the second sentence of this Section 2.7 shall become final and binding upon the Parties using the updated fair value on the Closing Date. The Parties agree to resolve any disagreement with respect to such allocation in good faith. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the Parties) after delivery of an objection by Seller, then the Parties shall submit such disagreement for determination by a third-party accounting firm mutually agreeable to the Parties and such determination shall be binding on the Parties. In addition, the Parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 2.7 in connection with the preparation of IRS Form 8594 as such form relates to the acquisition of the Purchased Assets. None of the Parties shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.7, except as may be adjusted by subsequent agreement following an audit by the IRS or by an Order; provided that none of the Parties (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation of the Purchase Price by any Governmental Body. Any indemnification payment treated as an adjustment to the Purchase Price under Section 6.6(e) hereof shall be reflected as an adjustment to the price allocated to the specific asset, if any, giving rise to the adjustment, and if any such adjustment does not relate to a specific asset such adjustment shall be allocated among the Purchased Assets in a manner consistent with the allocation prepared in accordance with the procedures set forth in this Section 2.7, and the Parties shall cooperate with each other in good faith to promptly amend the Purchase Price allocation, as applicable. The Parties shall promptly inform one another of any challenge by any Governmental Body to any allocation made pursuant to this Section 2.7 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as disclosed in the Disclosure Schedules, Seller and Parent represent and warrant to Buyer, jointly and severally, as of the date hereof as follows:

Section 3.1.    Organization, Good Standing and Qualification.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its properties and to carry on the Business as now conducted and as proposed to be conducted and to enter into and consummate this Agreement and each of the Transaction Documents to which it is a party.

(b)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and wholly-owned Subsidiary of Parent. Seller has all requisite power and authority to own, lease or operate its properties and to carry on the Business as now conducted and as proposed to be conducted and to enter into and consummate this Agreement and each of the Transaction Documents to which it is a party.

(c)    Each Subsidiary and Affiliate of Parent and Seller is set forth in Section 3.1(c) of the Disclosure Schedules and is duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation, as applicable, and has all requisite power and authority to own, lease or operate its properties and to carry on the Services as now conducted and as proposed to be conducted and to enter into and consummate, to the extent applicable, this Agreement and each of the Transaction Documents to which it is a party and to duly and validly perform its obligations hereunder and thereunder.

Section 3.2.    Authorization; Enforceability.

(a)    All corporate or other action on the part of Seller and its officers necessary for the authorization, execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Seller is a party and the performance of all obligations of Seller hereunder and thereunder has been duly and validly taken, and no other organizational proceeding or action on the part of Seller is necessary to authorize the execution and delivery of and performance by Seller under this Agreement or any of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated by the Transaction Documents to which it is a party. This Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller enforceable in accordance with its terms. A required amount of Shareholders have approved the sale of the Purchased Assets to Buyer or will approve of the sale of the Purchased Assets to Buyer before Closing.

(b)    All corporate, and other action on the part of each Affiliate of Seller who is engaged in the Business and their respective officers necessary for the authorization, execution, delivery and performance of each of the Transaction Documents to which any such Affiliate of Seller is a party, and the performance of all obligations of each such Affiliate of Seller thereunder, has been duly and validly taken, and no other organizational proceeding or action on the part of such Affiliate of Seller is necessary to authorize the execution and delivery of and performance by Seller under any of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated by the Transaction Documents to which it is a party. The Transaction Documents to which each such Affiliate of Seller is a party each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each Affiliate of Seller enforceable in accordance with its terms.

Section 3.3.    No Conflict. The execution, delivery and performance by Seller of any Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby, and the execution, delivery and performance by any Affiliate of Seller of each Transaction Document to which such Affiliate of Seller is a party and the consummation by such Affiliate of Seller of the transactions contemplated thereby, do not and will not

(a) result in any violation of, or be in conflict with, or constitute, with or without the passage of time or giving of notice or both, a default under, any provision of

(i) Seller’s or any of its Affiliates’ certificate of formation or other organizational documents or

(ii) contravene any Law or Order to which Seller or any of its Affiliates is a party or by which it or any of their respective assets or properties are bound,

(b) conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to any right of termination, amendment, acceleration or cancellation of, or terminate or result in the termination of, any Contract or other instrument to which Seller is a party or by which any of Seller’s properties or assets are bound, or

(c) result in the creation of an Encumbrance upon any of the properties or assets of Seller, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of an Encumbrance or result in a violation or revocation of any required Permit, or approval from any Governmental Body.

Section 3.4.    Required Consents to Consummate this Agreement. Other than as listed in Section 3.4 of the Disclosure Schedules, no Consent, approval, notification, waiver, authorization, Order or filing under:

(a) any Legal Requirement to which Seller or any of its Affiliates is subject in connection with the Business or

(b) with any other Person, in each case of clauses (a) and (b), is necessary with respect to the execution, delivery and performance of this Agreement or any Transaction Document to avoid a violation of any obligation or to a loss of any benefit under any such Legal Requirement or to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.5.    Legal Compliance. To the Knowledge of Seller, neither Seller nor any of its Affiliates who is engaged in the Business is currently engaging nor has engaged in, the Business in violation, in any material respects, of any applicable Legal Requirements or Order applicable to the Business, the Purchased Assets, or the Assumed Liabilities. To the Knowledge of Seller, no Proceeding or notice has been filed, given, commenced or threatened against Seller or any employee or independent contractor of Seller in so far as it relates to the Business, the Purchased Assets, or the Assumed Liabilities preceding the date of this Agreement alleging any failure to so comply. To the Knowledge of Seller, Seller is in compliance with all laws, including exemption or qualification under federal and state securities laws.

Section 3.6.    Litigation. There are no Proceedings pending or, to the Knowledge of Seller, threatened (including by means of an unsolicited offer to license patents) against or by Seller or any of its Affiliates

(a) relating to or affecting the Business, the Purchased Assets (including any challenge to the use, validity, or enforceability of any Business IP), or the Assumed Liabilities; or

(b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; nor has any such Proceeding been brought or threatened within the last five (5) years; nor, to the Knowledge of Seller, is there any basis for any such Proceeding. Seller is not subject to any Order which restricts, or which has had a material adverse effect on, the Business or the Purchased Assets.

Section 3.7.    Title to Assets; Sufficiency of Assets. To the Knowledge of Seller, the Purchased Assets, taken as a whole, are sufficient in all material respects for the conduct of the Business immediately after Closing in the same manner as conducted by Seller immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business immediately after the Closing in the same manner. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, Seller shall have transferred to Buyer all of its right, title and interest in and to all of the Purchased Assets, as well as good title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances). Immediately after the Closing, Buyer will own all Purchased Assets on the same basis as Seller before the Closing, free and clear of any Encumbrances (other than Permitted Encumbrances). From and after the Closing, no Person shall have any right, title or interest in or right to use or acquire any Purchased Assets other than Buyer to the Knowledge of Seller.

Section 3.8.    Undisclosed Liabilities. Neither Seller nor any of its Affiliates has any obligations, claims, indebtedness or other liabilities of any nature or kind whatsoever, to the extent such liabilities or obligations relate to the Business, the Purchased Assets or the Assumed Liabilities, of a nature required to be set forth in a consolidated balance sheet (or the notes thereto) of Seller or its Affiliates under GAAP, except

(a) those which are reflected or reserved against in Seller’s latest audited financial statement (or the notes thereto), and

(b) those which are not material to the Purchased Assets.

Section 3.9.    Permits. There are no Permits that are necessary for the operation of the Business as presently conducted, or that are necessary for the lawful ownership of the Purchased Assets or the Assumed Liabilities or to conduct of the Business.

Section 3.10.    Material Contracts.

(a)    Section 3.10 of the Disclosure Schedules sets forth an accurate and complete list as of the date hereof of Contracts to which Seller or any of its Affiliates is a party or is otherwise bound and under which Seller or any of its Affiliates to the Knowledge of Seller:

(i)    grants or has granted to any Person any assignment, license, sublicense, immunity, covenant not to assert, or other rights in, to, or under any Business IP or Business IT Assets or

(ii)    receives or has received a grant from any Person of any assignment, license, sublicense, immunity, covenant not to assert, or other rights in, to, or under any Business IP or Business IT Assets (collectively, (i) and (ii), the “IP Contracts”), provided that none of the following are required to be listed in Section 3.10(a) of the Disclosure Schedules, but shall constitute IP Contracts if they otherwise qualify:

(A)    receives assignments and licenses of Intellectual Property from current or former employees, contractors, or consultants of the Seller entered into in the ordinary course of business consistent with past practice on standard forms made available to Buyer without any material exclusions or deviations; or

(B)    includes non-exclusive licenses granted by Seller to its customers in the ordinary course of business on standard forms made available to Buyer.

(b)    The Disclosure Schedules sets forth an accurate and complete list as of the date hereof of Contracts to which Seller or any of its Affiliates is a party or is otherwise bound and under which Seller or any of its Affiliates grants any security interest against the Purchased Assets.

(c)    The ten (10) largest suppliers of the Business, by consideration paid by Seller or its Affiliates, for the twelve-month period trailing December 31st, 2023, are listed in Section 3.10(c)(i) of the Disclosure Schedules. Section 3.10(c)(i) of the Disclosure Schedules also sets forth the amount of consideration paid to each such supplier during such periods. Section 3.10(c)(ii) of the Disclosure Schedules sets forth the Contract for each supplier of the Business (such Contracts listed in Section 3.10(c)(ii) of the Disclosure Schedules, the “Supplier Contracts”).

(d)    Each Customer Contract and Supplier Contract is legal, valid and binding on Seller or its Affiliates (as applicable) and enforceable in accordance with its terms against Seller to the Knowledge of Seller and, to the Knowledge of Seller, each other party thereto (except

(i)    to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium or other Laws affecting the enforcement of creditors’ rights generally and

(ii)    that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought). Other than as listed in Section 3.10(d) of the Disclosure Schedules, Seller is not, and to the Knowledge of Seller, no other party is, in default or breach under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice of any intention to terminate, any such Customer Contract or Supplier Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit under any Customer Contract or Supplier Contract. Seller has provided true, correct and complete copies of all Customer Contracts and Supplier Contracts to Buyer.

Section 3.11.    Affiliated Transactions. Except as disclosed in Section 3.11 of the Disclosure Schedules (the “Affiliate Agreements”), and except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business consistent with past practice to any officer, director or key employee of Seller, there is no Contract or liability or obligation relating to the Business, the Purchased Assets or the Assumed Liabilities between

(a) Seller on the one hand and

(b) any Affiliate, equity holder, officer, executive level employee, member, manager or director of Seller, or any spouse, parent, or child of such Persons (collectively, the “Insiders”) on the other hand.

Section 3.11 of the Disclosure Schedules describes all material affiliated services provided to, or on behalf of, Seller by any Insider and to, or on behalf of, any Insider by Seller. No Insider has any outstanding or potential claims against the Business, the Purchased Assets or Seller, and, to the Knowledge of Seller, there is no basis for any such claim. Seller does not have any outstanding or potential claims against any Insider, and, to the Knowledge of Seller, there is no basis for any such claim. Following the Closing, neither Buyer nor the Business will have any obligations under any Affiliate Agreement except as otherwise agreed to in writing by Buyer.

Section 3.12.    Employees; Employee Benefit Plans.

(a)    Prior to the date hereof, Seller shall have made available to Buyer, with respect to each Business Employee and Business Service Provider, a spreadsheet containing the following information:

(i)    name, whether such individual is an employee or a non-employee Business Service Provider and worker classification (e.g., employee, independent contractor, or other non-employee service provider, exempt or non-exempt, and salaried or hourly), location by U.S. state, and employing or co-contracting entity,

(ii)    title or job function and date of hire/period of credited service,

(iii)    base salary, target bonus and commission potential, if applicable,

(iv)    years of credited service,

(v)    to the extent applicable, leave of absence status, including the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the last date of active employment and the anticipated date of return to full service, and

(vi)    if any such individual is employed or engaged by Seller or one of its Affiliates pursuant to a work visa or permit, type of visa or permit and term thereof.

(b)    Seller is, and at all times within the last three (3) years, has been, with respect to the Business Employees, the Business Service Providers, and the Business, in compliance in all material respects with all applicable Laws respecting labor and employment, including, but not limited to, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers compensation, occupational safety and health, withholding of Taxes, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Each Business Employee and Business Service Provider who is classified by Seller as an “employee” or as an “independent contractor” (as applicable) is properly so classified, and each Business Employee has been properly classified as an “exempt” or “non-exempt” employee under applicable Law. Seller does not have any liability with respect to any misclassification of any Business Employee or Business Service Provider as

(i)    an independent contractor rather than as an employee, or

(ii)    an employee exempt from state or federal overtime regulations.

(c)    Seller are not a party to or bound by, and have never been a party to or bound by, any collective bargaining or other agreement with a labor organization representing any of the Business Employees, and there are no such agreements that are currently, or within the past three (3) years have been, applicable to any of the Business Employees. To the Knowledge of Seller, there is not, and within the past three (3) years, has not been,

(i)    any actual or threatened strike, slowdown, work stoppage, lockout, dispute, or picketing affecting the Business Employees,

(ii)    any union organizing effort pending or, to the Knowledge of Seller, threatened with respect to the Business Employees, or

(iii)    unfair labor practice, labor dispute, or labor arbitration claim or proceeding pending, or to the Knowledge of Seller, with respect to the Business Employees. Neither Seller nor any of its Affiliates are engaged in and, in the last six (6) years, have not engaged in, any unfair labor practice with respect to the Business Employees or the Business. There is no unfair labor practice charge against Seller or any of its Affiliates pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar labor relations authority with respect to the Business Employees or the Business.

(d)    There are no claims, causes of action, or other proceedings against Seller or any of its Affiliates pending or, to the Knowledge of Seller, threatened with respect to any Business Employee or Business Service Provider, or the Business, that could be brought or filed with any Governmental Body, or based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement by Seller or any of its Affiliates of any individual or group of individuals, or the failure by Seller or any of its Affiliates to employ or engage any individual or group of individuals

(e)    All Business Employees and Business Service Providers are located in the United States, and no such individual has a principal place of employment or engagement outside of, or is subject to the labor and employment Laws of any country other than, the United States. All Business Employees and Business Service Providers working in the United States are legally authorized to work in the United States. With respect to the Business Employees, neither Seller nor any of its Affiliates has received any written notice from any Governmental Body that Seller or any of its Affiliates is in violation of any applicable Law pertaining to immigration control with respect to the Business Employees, and, with respect to the Business Employees, there is no pending, or to the Knowledge of Seller, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against Seller or any of its Affiliates.

(f)    Within the past three (3) years,

(i)    no formal and substantiated allegations of sexual harassment or sexual misconduct have been made or, to the Knowledge of Seller, threatened to be made, against or involving any Business Employee or Business Service Provider by any other Business Employee, Business Service Provider, or any other current or former employee of, or individual independent contractor, or individual service provider to, the Seller or any of its Affiliates in his or her capacity as a service provider to Seller or any of its Affiliates, and

(ii)    neither the Seller nor any of its Affiliates has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Business Employee or Business Service Provider in his or her capacity as a service provider to Seller or any of its Affiliates.

(g)    Neither Seller nor any of its Affiliates has undertaken any activities in the ninety (90) day period immediately preceding the Closing Date which would give rise to Liability under the WARN Act, and neither Seller or any of its Affiliates has incurred any liability or obligation under the WARN Act with respect to the Business that remains unsatisfied.

(h)    Section 3.12(h) of the Disclosure Schedules sets forth an accurate, complete and correct list of each material Employee Benefit Plan. Seller has provided or made available to the Buyer, for each material Employee Benefit Plan, to the extent applicable,

(i)    accurate and complete copies of all current documents governing the terms of each such Employee Benefit Plan (or, for any Employee Benefit Plan not in writing, a written summary of its material terms), or, with respect to any Employee Benefit Plan that is a health and welfare plan, a document summarizing the nature of coverage available to eligible Business Employees thereunder, and

(ii)    (a summary plan description.

(i)    Each Employee Benefit Plan has been maintained and administered in accordance with its terms and in compliance, in all material respects, with applicable Laws (including ERISA and the Code) with respect to the Business Employees. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or is entitled to rely on an opinion letter from the United States Internal Revenue Service as to its qualification, and, to the Knowledge of Seller, nothing has occurred that would reasonably be excepted to materially adversely affect such qualification.

(j)    There are no material claims or material causes of action pending or to the Seller's Knowledge, threatened in writing during the three (3) year period prior to the date of this Agreement against Seller by any Business Employee in connection with any Employee Benefit Plan, other than claims for benefits in the ordinary course of business.

(k)    No Employee Plan provides for any post-retirement medical, life or any other post-retirement insurance benefits for retired employees or beneficiaries, except pursuant to Section 4980B of the Code or similar Law.

(l)    No Employee Benefit Plan is or has at any time been subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Seller, nor any of its Affiliates, nor any of their respective ERISA Affiliates, has ever maintained, established, participated in or contributed to, or is or has been obligated to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “pension plan” within the meaning of Section 3(2) of ERISA, “defined benefit plan” within the meaning of Section 3(35) of ERISA or “multiemployer plan” within the meaning of Section 3(37) of ERISA. No liability or obligation under Title IV of ERISA has been incurred by the Seller, any Affiliate thereof, or any ERISA Affiliate that has not been satisfied in full, with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability following the Closing, including under Section 4069 or Section 4212(c) of ERISA.

(m)    Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event (including the passage of time),

(i)    result in any compensation or benefit becoming due to any Business Employee,

(ii)    increase the compensation or benefits (including any severance payments or benefits) otherwise payable to any Business Employee, or entitle any Business Employee to new or additional compensation or benefits (including severance payments or benefits), or

(iii)    result in the acceleration of the time of payment, funding, or vesting of any compensation or benefit payable, due, or owing to any Business Employee under any Employee Benefit Plan or otherwise.

(n)    Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (including the passage of time) will, as of the Closing, constitute an event that may result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(o)    Neither Seller nor any of its Affiliates is party to, nor does Seller or any of its Affiliates have any obligation under, any agreement, Contract, arrangement or plan (including any Employee Benefit Plan) to compensate any Business Employee for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 3.13.    Ethical Practices with Governmental Entities. Neither Seller nor any of its Affiliates nor any of their respective directors, officers, employees and agents have, in so far as it relates to the Business,

(a) offered or given, and, to the Knowledge of Seller, no Person has offered or given on behalf of the Services, anything of material value to:

(i)    any official of a Governmental Body, any political party or official thereof or any candidate for political office;

(ii)    any member of any Governmental Body; or

(iii)    any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of material value may be,is, or has been offered, given or promised, directly or indirectly, to any member of any Governmental Body or any candidate for political office for the purpose of the following:

(A)    influencing or facilitating any action or decision of such Person, in such Person‘s official capacity, including a decision to fail to perform such Person’s official function; or

(B)    inducing such Person to use such Person’s influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist Seller or any of its Affiliates in obtaining or retaining business for, with, or directing business to, any Person, or obtaining any improper or undue advantage in violation of Anti-Corruption Laws, in each case where such payment would, insofar as it relates to the Business, constitute a bribe, rebate, payoff, kickback or illegal or improper payment,

(b)    accepted or received any unlawful contributions, payments, gifts or expenditures; and

(c)    is aware of or has taken or failed to take any action, directly or indirectly, that would result in a violation of any provision of the Anti-Corruption Laws.

Section 3.14.    Brokers’ Fees. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, finders’ fee, investment banker’s fee, financial advisor’s fee or other commission in connection with the transactions contemplated by this Agreement based on arrangements made by Seller or any of its Affiliates. Buyer will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller or any of its Affiliates.

Section 3.15.    Intellectual Property Rights; Information Technology.

(a)    Section 3.15(a) of the Disclosure Schedules sets forth a complete and accurate list of all

(i)    Business IP that is Registered IP and indicates for each item thereof the applicable registration or application number(s) and record owner,

(ii)    material unregistered Proprietary Software and material unregistered Marks included in the Business IP, and

(iii)    (iii) all Owned IP. The Seller possesses and solely and exclusively owns (and upon Closing, Buyer will possess and be the sole and exclusive owner of) all right, title and interest in and to all of the Owned IP and has a valid and enforceable license to use (and upon Closing, Buyer will have a valid and enforceable license to use) all other Business IP and Business IT Assets in the manner currently used and currently contemplated to be used in the Business, and none of the foregoing will be encumbered, extinguished, impaired, or otherwise adversely altered or impacted by (nor will require any consent, notification, approval, waiver, or payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of any Transaction Document or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of Seller, all Registered IP is valid and enforceable.

(b)    Section 3.16 of the Disclosure Schedules sets forth all of the (i) Owned IT Assets and (ii) Business IT Assets. To the Knowledge of Seller, no Person (including any former employee, contractor or consultant of Seller) has infringed, misused, misappropriated or otherwise violated or is infringing, misusing, misappropriating or otherwise violating any Business IP, and no claim alleging that any of the same has been asserted or threatened in writing against any Person by Seller. Neither the use of the Business IP or Business IT Assets nor the conduct or operation of the Business infringes, misuses, misappropriates or otherwise violates any Intellectual Property of any Person or has done so in the last six (6) years.

(c)    Each Person who has contributed to the creation or development of any Business IP for on behalf of Seller or any of its Affiliates has executed a binding written agreement under which such Person agreed to assign, and did presently assign, all right, title, and interest in and to such Business IP to Seller. To the Knowledge of Seller, no Person is in material default or breach of any such agreement. Seller have taken all commercially reasonable steps to protect and maintain the confidentiality, secrecy and value of all Trade Secrets included in the Business IP. To the Knowledge of Seller, no such Trade Secret has been used or disclosed (or authorized or threatened to be used or disclosed) to or by any Person other than pursuant to the terms of a valid, written confidentiality agreement with such Person that

(i)    reasonably obligates such Person to maintain the confidentiality thereof and only use such Trade Secrets with the authorization of Seller and

(ii)    is in full force and effect, not materially breached, and legally enforceable by Seller.

(d)    No Open Source Materials have been incorporated into, distributed in conjunction with, or otherwise used in connection with any Proprietary Software or other Business IP in such a manner that license terms applicable to any such Open Source Materials require that any such Proprietary Software or other Business IP be disclosed, distributed, made available, or licensed to any third Person. No third Person has been granted any current or contingent right, license, access (except access to employees or contractors who are subject to reasonable nondisclosure and nonuse obligations with respect thereto solely to the extent necessary for such Persons to provide development services to the Seller regarding such Proprietary Software), copies of, or interest in or to the source code of any Proprietary Software (including by means of any escrow arrangement).

(e)    The Business IT Assets

(i)    are adequate for, and operate and perform in material conformance with their documentation and functional specifications,

(ii)    operate and perform in all material respects as required to conduct and operate the Business as currently conducted,

(iii)    are free from any material Software defect,

(iv)    have been maintained in all respects in material accordance with the Seller’s reasonable internal standards as well as any applicable warranties or other user instructions from suppliers, and

(v)    do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to materially adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, Software or other IT Assets. There has not been any material malfunction, failure, misconfiguration, or vulnerability with respect to any of the Business IT Assets that has not been remedied. There has not been any breach, intrusion, or other security incident that materially adversely impacted the integrity or availability of the Business IT Assets. The Seller has implemented reasonable backup, anti-virus, security and disaster recovery technology, policies and procedures for the Business IT Assets.

Section 3.16.    Personal Data. To the Knowledge of Seller, Seller

(a)    have suffered no security incidents or data breaches negatively affecting the confidentiality, integrity, or availability of the Personal Data,

(b)    have implemented commercially reasonable security regarding the confidentiality, integrity, and availability of the Personal Data, and

(c)    have complied with all applicable laws and their own policies relating to data privacy and cybersecurity. Upon Closing, Buyer will have the right to use, hold for use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, offer to sell, import, license, sublicense and otherwise exploit any and all Personal Data on terms and conditions that are identical (or more favorable to Buyer) as Seller enjoyed prior to the Closing. Seller and all of its Affiliates have taken all necessary and otherwise reasonable steps to maintain, protect and preserve the confidentiality of the Personal Data. All Personal Data was gathered by Seller or any of its Affiliates in the ordinary course of business, from original sources, and in compliance with all applicable Legal Requirements. The Personal Data was not acquired in bulk from any third-party or Person. The Personal Data does not contain any element that could constitute a Trade Secret.

Section 3.17.    Files and Records. All material Files and Records are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are under the exclusive ownership and direct control of Seller or its Affiliates.

Section 3.18.    Taxes.

(a)    Seller or its Affiliates have

(i)    filed or caused to be filed on a timely basis all material Tax Returns that are required to be filed with respect to the Business and/or the Purchased Assets for any period (or portion thereof) ending on or prior to the Closing Date and all such Tax Returns are correct and complete in all material respects; and

(ii)    paid or have caused to be paid all material Taxes that are due and owing with respect to the Business and/or the Purchased Assets for any period (or portion thereof) ending on or prior to the Closing Date.

(b)    There is no claim, audit or other examination or proceeding threatened, pending or in progress with respect to Taxes relating to the Business or Purchased Assets, and no adjustment has been proposed in writing, against Seller or any Seller Affiliate with respect to the Business or Purchased Assets.

(c)    No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) or the period for filing any Tax Return, has been executed or filed with any Taxing Authority with respect to the Purchased Assets, the Business, the Seller or its Affiliates that would, in any manner, bind, obligate, or restrict the Buyer.

(d)    No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets, the Business, the Seller or any Seller Affiliate that would, in any manner, bind, obligate, or restrict the Buyer.

(e)    No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement is currently in effect with respect to the Purchased Assets, the Business, the Seller or any Seller Affiliate that would, in any manner, bind, obligate or restrict the Buyer.

(f)    Neither the Seller nor any Seller Affiliate has received any notice or inquiry from any jurisdiction where neither the Seller nor any Seller Affiliate currently files Tax Returns with respect to the Business or the Purchased Assets to the effect that such filings may be required or that the Purchased Assets may otherwise be subject to taxation by such jurisdiction.

(g)    None of the Purchased Assets are required to be treated for Tax purposes as owned by any Person other than the Seller or a Seller Affiliate, and none of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(h)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.19.          Business Confidential Information disclosed to Third-Parties by Seller.

(a)    To Knowledge of Seller, No Business Confidential Information, whether written or oral, has been disclosed to a Third-Party except under terms of a valid, written confidentiality agreement.

(b)         To Knowledge of Seller, all written Business Confidential Information, including summaries thereof, that has been disclosed to a Third-Party under terms of a valid, written confidentiality agreement has been marked as CONFIDENTIAL to Seller or Parent.

(c)         To Knowledge of Seller, all written Business Confidential Information, including summaries thereof, that has been disclosed to a Third-Party under terms of a valid, written confidentiality agreement has been returned to Seller, or will be returned to Seller by Closing.

(d)         To Knowledge of Seller, all Business Confidential Information, both written and oral, that has been disclosed to a Third-Party under terms of a valid, written confidentiality agreement has been identified by Seller to Buyer.

(e)         Seller will not disclose any further Business Confidential Information under terms of an existing, valid, written confidentiality agreement.

Section 3.20.         To the Knowledge of Seller, no Business IP will be encumbered at Closing.

Section 3.21. To the Knowledge of Seller, information presented by Seller to any Person that presents an Inquiry or an Acquisition Proposal will not knowingly misrepresent the status and prospects of the Purchased Assets.

Section 3.22.         No Additional Representations or Warranties. Seller has not made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates, or its or their directors, officers, employees, stockholders, partners, members or representatives, relating to or with respect to this Agreement or the transactions contemplated herein and Seller shall not be liable in respect of the accuracy or completeness of any information provided to Buyer or its Affiliates, or its or their directors, officers, employees, stockholders, partners, members or representatives (except the specific representations and warranties of Seller set forth in this Article III or in the other Transaction Documents).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

Section 4.1.    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of [***REDACTED***].

Section 4.2.    Authorization; Enforceability. Buyer has full corporate or other power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to which Buyer is a party and to duly and validly perform its obligations hereunder and thereunder. All company and other similar action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement and each of the other Transaction Documents to which Buyer is a party and the performance of all obligations of Buyer hereunder and thereunder has been taken or will be duly and validly taken prior to the Closing, and no other organizational proceeding or action on the part of Seller is necessary to authorize the execution and delivery of and performance by Seller under this Agreement or any of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated by the Transaction Documents to which it is a party. This Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

Section 4.3.    No Conflict. The authorization, execution, delivery and performance by Buyer of any Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice or both, a default under any provision of

(a)    Buyer’s certificate of formation, limited liability company agreement or other governing documents,

(b)    any Law or Order to which Buyer or any of its Affiliates is a party or by which it or any of their respective assets or properties are bound, as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4.    Governmental Authorities; Consents. No material Consent, Order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any Governmental Body on the part of Buyer is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.5.    Litigation. There is no Proceeding pending or currently threatened, to the knowledge of Buyer, against Buyer that questions the validity of this Agreement or the right of Buyer to enter into or to consummate the transactions contemplated hereby or by any of the Transaction Documents, nor, to the knowledge of Buyer, is there any basis for the foregoing. As of the date hereof, Buyer is not subject to any Order which would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.6.    Financing. Buyer will have available to it at the Closing all financial resources necessary and sufficient to pay the Purchase Price when due and on the terms and conditions set forth herein. Seller will continue funding of the business of Seller to maintain the value of Business until Closing such that there will be no material adverse change in the condition of Seller or in the value of the Business Equipment Assets. All costs of downsizing or closing any facilities of Seller will be the sole responsibility of Seller, except as assumed by written agreement with Buyer.

Section 4.7.    Independent Evaluation. Buyer and its Affiliates are experienced and knowledgeable investors in the industry related to the Business. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on

(a) the basis of its own independent due diligence investigation of the Purchased Assets,

(b) the representations and warranties made by Seller in this Agreement and the instruments and agreements delivered hereunder, respectively, and

(c) Buyer’s own expertise and the advice of its other professional counsel concerning this transaction, the Purchased Assets, and the value thereof.

Section 4.8.    No Additional Representations or Warranties. Buyer has not made and is not making any representation or warranty whatsoever to Seller or its Affiliates, or its or their directors, officers, employees, stockholders, partners, members or representatives, and Buyer shall not be liable in respect of the accuracy or completeness of any information provided to Seller or its respective Affiliates, or their directors, officers, employees, stockholders, partners, members or representatives (except the specific representations and warranties of Buyer set forth in this Article IV or in the other Transaction Documents).

ARTICLE V
COVENANTS

Section 5.1.    Employment Matters.

(a)    At all times prior to the date hereof, Seller shall have provided Buyer with reasonable access, upon Buyer’s request, to the Key Employees and to all relevant compensation, benefits, and other employment-related information regarding the Key Employees (including, but not limited to, the information required to be provided pursuant to Section 3.12(a) of this Agreement) as Buyer determines is necessary in its sole discretion for Buyer or one of its Affiliates to make an offer of employment to each Key Employee prior to the Closing. For the sake of clarity, each Key Employee shall be a Transferred Employee for purposes of this Agreement, subject to his or her acceptance of an offer of employment from Buyer or one of its Affiliates, and commencing employment with Buyer or its applicable Affiliate effective as of the Closing Date.

(b)    Furthermore, Seller and Buyer acknowledge and agree that Buyer or one of its Affiliates may, but under no circumstances are required to, make offers to employ any other Business Employee, or engage any Business Service Provider in connection with the transactions contemplated by this Agreement, which offers, if made, shall have been presented prior to, and provide for employment or engagement effective as of, the Closing Date. Therefore, at all times prior to the date hereof, Seller shall have provided Buyer with reasonable access, upon Buyer’s request, to any such Business Employee and any Business Service Provider, and to all relevant compensation, benefits, and other employment or engagement-related information regarding such individuals (including, but not limited to, the information required to be provided pursuant to Section 3.12(a) of this Agreement) as Buyer determines is necessary in its sole discretion, so that Buyer may consider whether to offer to employ or engage any such individual in connection with the transactions contemplated by this Agreement. To the extent that Buyer makes an offer of employment to any such Business Employee, or an offer of engagement to any such Business Service Provider, and such individual accepts, and commences employment with, or the provision of services to, Buyer or one of its Affiliates effective as of the Closing Date, such individual shall be a Transferred Employee or a Transferred Service Provider, as applicable, for purposes of this Agreement.

(c)    Nothing in this Section 5.1, and nothing elsewhere in this Agreement, is intended to or shall (i) be treated as an amendment to, or be construed as amending, any Employee Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, Buyer, or any of their respective Affiliates, (ii) prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment or engagement of any Transferred Employee or Transferred Service Provider, or guarantee any Business Employee or Business Service Provider any right to continued employment by Seller, Buyer, or any of their respective Affiliates, or (iii) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, Buyer, or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 5.2.    Non-Competition; Non-Solicitation.

(a)    For the period commencing on the Closing Date and expiring on the earlier of five (5) year anniversary of the Closing Date or when Seller are dissolved (the “Non-Compete Period”), no Restricted Person shall, directly or indirectly (through another Person).

(i)    operate, engage in (or assist others in engaging in), acquire, participate in, provide competitive services to, provide financing to, be employed by, manage, control or own (or participate in the management, control or ownership of), or hold,

(ii)    acquire (through merger, stock purchase or the purchase of all or substantially all of the assets or otherwise) the ownership of, or any equity interest in, any Person or business that derives revenues from, or otherwise establish, whether alone or with others, or be connected in any manner with, any business of the type and character engaged in and competitive with the Business (any such business, a “Competing Business”).

(b)    Notwithstanding Section 5.2(a), nothing in this Agreement shall prohibit the Restricted Persons from acquiring or owning as a passive investment of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any entity that engages in a Competing Business.

(c)    Neither the Restricted Persons nor any of their Affiliates may, during the Non-Compete Period, in any manner, directly or indirectly, individually, in partnership, jointly or in conjunction with any Person,

(i)    recruit, solicit, engage, or hire, or attempt to recruit, solicit, engage, or hire, on its behalf or on behalf of any other Person, or encourage, assist or otherwise induce any Person to recruit, solicit or hire, any employee of Buyer or any of its Affiliates, or any employee of the Business who is a Transferred Employee; or

(ii)    otherwise encourage any employee or independent contractor to discontinue such Person’s employment by or engagement with Buyer; provided that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site or by a recruiter and not specifically directed towards any one or more such employees shall not be deemed to constitute solicitation for purposes of this Section 5.2(c).

(d)    Neither the Restricted Persons nor any of their Affiliates may, during the Non-Compete Period, in any manner, directly or indirectly, individually, in partnership, jointly or in conjunction with any Person, solicit any customer of the Business, or any Affiliate thereof, in each case, who is a customer of the Business on the Closing Date (each such Person, a “Customer”),

(i)    in any way interfere with the relationship between the Business, any of the Purchased Assets, the Assumed Liabilities, Buyer or any of its Affiliates and any such Customer (including

(A)    persuading or attempting to persuade, any Customer not to hire Buyer or any of its Affiliates or otherwise persuading or attempting to persuade any Customer to discontinue commercial or business relationships with Buyer or any of its Affiliates or

(B)    making any negative or disparaging statements or communications about the Business, the Purchased Assets, the Assumed Liabilities, Buyer or any of its Affiliates) or

(ii)    induce any Customer to purchase from a Competing Business services pertaining to the Purchased Assets and the Assumed Liabilities in competition with the Purchased Assets and the Assumed Liabilities, Buyer or its Affiliates, or to aid any Competing Business in identifying or soliciting any such Customer.

(e)    Seller acknowledges and agrees that the covenants and agreements set forth in this Section 5.2 are reasonably designed to protect each other’s respective substantial investment in the Purchased Assets and the Assumed Liabilities, as applicable, and are reasonable with respect to their duration, geographic area and scope, and further acknowledge and agree that

(i)    the covenants and agreements set forth in this Section 5.2 are a material inducement, and condition precedent, to each other consummating the transactions contemplated by this Agreement and that no Party would be willing to consummate the transactions contemplated by this Agreement without each of them entering into the covenants and agreements set forth herein,

(ii)    each Party will receive substantial direct and indirect benefits (including, in the case of Seller, the payment of consideration) by the consummation of the transactions contemplated by this Agreement, and

(iii)    Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Restricted Person breached this Section 5.2.

The Parties acknowledge that this Section 5.2 constitutes independent covenants and agreements between the Parties and shall not be affected by the performance or non-performance of any other provision of this Agreement or any other Transaction Documents by either Party. If, at any time, the provisions of this Section 5.2 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic area or scope, this Section 5.2 shall be considered divisible and shall be deemed amended to only such duration, geographic area or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction.

Section 5.3.    Confidential Information.

(a)    Each Seller acknowledges that they are in possession of Business Confidential Material. Each Seller shall and shall cause each of their respective Affiliates and Representatives to, hold in strict confidence, treat confidentially and not disclose all or any portion of such Business Confidential Material following the Closing Date. Each Seller acknowledges and agrees that such Business Confidential Material is proprietary and confidential in nature and may be disclosed

(i)    for the benefit of Buyer or Buyer’s Affiliates or

(ii)    to their respective Representatives, in each case, with the prior written consent of Buyer, and only to the extent necessary for such Seller to consummate the transactions contemplated by this Agreement (it being understood that such Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement).

If, following the Closing Date, any Seller Party or any of such Seller Party’s Affiliates or Representatives are requested or required to disclose (after such Seller has used its commercially reasonable efforts to avoid such disclosure and, to the extent permitted by applicable Law, after promptly advising and consulting with Buyer about such Seller’s intention to make, and the proposed contents of, such disclosure) any of the Business Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Seller shall, or shall cause such Affiliate or Representative, to the extent permitted by applicable Law, to provide Buyer with prompt written notice of such request so that Buyer may, at Buyer’s sole cost and expense, seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Seller or such Affiliate or Representative may disclose only that portion of the Business Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Business Confidential Material so disclosed. Each Seller further agrees that, from and after the Closing Date, such Seller and Representatives, upon the request of Buyer, promptly will deliver to Buyer all documents, or other tangible embodiments, constituting Business Confidential Material or other information which primarily relates to the Business, Purchased Assets or Assumed Liabilities in their possession or control, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Business Confidential Material.

Section 5.4.    Wrong Pockets.

(a)    If at any time after the Closing:

(i)    Seller or any of its Affiliates receives

(A)    any refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement or

(B)    any refund or other amount which is related to Business or the Purchased Assets for which Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall, and shall cause its Affiliates to, promptly remit, or shall cause to be remitted, such amount to Buyer; or

(ii)    Buyer or any of its Affiliates receives

(A)    any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any Affiliate thereof in accordance with the terms of this Agreement, or

(B)    any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not a Purchased Asset, or is otherwise properly due and owing to Seller or any Affiliate thereof in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

(b)    If at any time after the Closing, Buyer or any of its Affiliates shall identify, receive or otherwise possess any asset or liability that should belong to Seller or any of its Affiliates pursuant to this Agreement (any such asset, a “Later Identified Excluded Asset”, and any such liability, a “Later Identified Excluded Liability”), Buyer shall, promptly notify Seller in writing of such Later Identified Excluded Asset or Later Identified Excluded Liability and transfer, convey, assign and deliver to Seller, or cause to be transferred, conveyed, assigned, or delivered to Seller, for no additional consideration, such asset or liability to Seller or its Affiliates, as applicable. Such Later Identified Excluded Assets or Later Identified Excluded Liability will be deemed to have been assets or liabilities of Seller for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment and delivery to Seller.

(c)    If at any time after the Closing, any Seller Party or any of its Affiliates shall identify, receive or otherwise possess any asset or liability that should belong to Buyer or any of its Affiliates pursuant to this Agreement (any such asset, a “Later Identified Purchased Asset”, and any such liability, a “Later Identified Assumed Liability”), such Seller shall promptly notify Buyer in writing of such Later Identified Purchased Asset or Later Identified Assumed Liability and transfer, convey, assign and deliver to Buyer, or cause to be transferred, conveyed, assigned, or delivered to Buyer, for no additional consideration, such asset or liability to Buyer or its Affiliates, as applicable. Such Later Identified Purchased Asset or Later Identified Assumed Liability will be deemed to have been assets or liabilities of Buyer for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment and delivery to Buyer.

(d)    Prior to any such transfer of Later Identified Excluded Assets or Later Identified Purchased Assets pursuant to Section 5.4(b) and Section 5.4(c), Seller and Buyer agree that the Person receiving or possessing such assets shall hold such assets in trust for the Person to whom such assets should rightfully belong pursuant to this Agreement. All right, title and interest in such assets shall be conveyed to the rightful owner at the time of transfer, and such assets will be deemed to have been the assets of the rightful owner for purposes of this Agreement and any applicable Transaction Document, effective as of the date of transfer, conveyance, assignment or delivery.

(e)    If at any time there exist

(i)    assets that any Party discovers were, contrary to the agreements among the Parties, by mistake or unintentional or other omission, transferred to Buyer or retained by Seller or any of their respective Affiliates, or

(ii)    liabilities that any Party discovers were, contrary to the agreements among the Parties, by mistake or unintentional or other omission, assumed by Buyer or retained by Seller or any of their respective Affiliates, then the Parties shall cooperate in good faith to effect the transfer or retransfer of such misallocated assets, and/or the assumption or reassumption of misallocated liabilities, to or by the appropriate Person as promptly as practicable and shall not use the determination that remedial actions need to be taken to alter the original intent of the Parties with respect to the assets to be transferred to or liabilities to be assumed by Buyer or retained by Seller or any of their respective Affiliates.

Each Party shall reimburse any other Party or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the assets transferred or any of the liabilities assumed or retained pursuant to this Section 5.4(e).

ARTICLE VI
INDEMNIFICATION

Section 6.1.    Survival Period.

(a)    The representations and warranties (and the certifications related thereto) of each of the Parties contained in this Agreement shall survive the Closing and shall continue in effect until

(i)    in the case of all representations and warranties other than the Fundamental Representations, the two (2) year anniversary of the Closing Date, and

(ii)    in the case of the Fundamental Representations, when Seller is dissolved.

The period during which any representation or warranty (and the certifications related thereto contained in this Agreement) survives after the Closing Date is referred to herein as the “Survival Period”. Rights to indemnification for breaches of any representations and warranties contained herein shall survive only until the expiration of the relevant Survival Period; provided that such rights to indemnification shall thereafter continue in full force and effect insofar as they relate to any Claims of which the Indemnitor has received written notice from the Indemnitee pursuant to Section 6.6 prior to the expiration of the applicable Survival Period.

(b)    Each of the covenants and other agreements of the Parties contained in this Agreement shall survive the Closing Date and shall expire (together with any right to assert a claim under Section 6.2 or Section 6.3, as applicable) upon the date that is two (2) years after the Closing Date, other than any covenant or agreement that, by its terms, expressly contemplates performance after the Closing Date, in which case such covenant or agreement shall survive the Closing Date and shall expire (together with any right to assert a claim under Section 6.2 or Section 6.3, as applicable) upon expiration of its term or full performance of the undertaking set forth therein.

(c)    Notwithstanding Sections 6.1(a) and (b), the representations and warranties of the Seller contained in Section 3.19 relating to Taxes and Seller’s indemnification obligation under Section 6.2(c), (d) and (e) (to the extent relating to Taxes) shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

Section 6.2.    Indemnification by Seller and Parent. In accordance with and subject to the terms of this Article VI, from and after the Closing, Seller and Parent shall, jointly and severally, indemnify and hold harmless Buyer and each of its Affiliates and Representatives from and against any and all Claims, Legal Proceedings, assessments, losses, damages, Liabilities, Taxes, settlements, judgments, fines, penalties, interest and expenses (including increased insurance premiums, reasonable fees and disbursements of counsel, court costs, reasonable third-party expert and consultant fees, and reasonable costs of investigation) (collectively, “Losses”), which are asserted against, imposed upon or incurred by any such Person as a result of, based upon or arising out of or in connection with any of the following (the “Buyer Indemnity Claims”), whether or not they involve or arise from a Claim by a third-party:

(a)    the breach by any Seller Party as of the date of this Agreement or as of the Closing Date (or, in the case of representations that speak as of another time, as of such other time) of any of its representations or warranties contained in this Agreement (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty);

(b)    the breach by any Seller Party of any of its covenants or agreements contained in this Agreement;

(c)    any Transfer Taxes for which Seller is liable pursuant to Section 9.2(e);

(d)    Excluded Liabilities; and

(e)    any failure by Seller or Parent, or claim by a creditor of Seller that Seller or Parent has failed to comply with the provisions of any applicable “bulk-sale,” “bulk-transfer” or similar Law applicable to the transactions contemplated by this Agreement.

Section 6.3.    Indemnification by Buyer. In accordance with and subject to the terms of this Article VI, from and after the Closing, Buyer shall indemnify and hold harmless Seller and Representatives from and against any and all Losses which are asserted against, imposed upon or incurred by any such Person as a result of, based upon or arising out of or in connection with any of the following (the “Seller Indemnity Claims”), whether or not it gives rise to a Claim by a third-party:

(a)    the breach by Buyer as of the date of this Agreement or as of the Closing Date (or, in the case of representations that speak as of another time, as of such other time) of any of its representations or warranties contained in this Agreement (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty);

(b)    the breach by Buyer of any of its covenants or agreements contained in this Agreement; and

(c)    the Assumed Liabilities.

Section 6.4.    Losses Net of Insurance. The amount of any Loss for which indemnification is provided under Section 6.2 or Section 6.3 shall be net of any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss. Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

Section 6.5.    Indemnification Procedures.

(a)    Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 6.2 or Section 6.3, including any Claim by a Person described in Section 6.7 (each, an “Indemnified Party”) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall

(i)    state that the Indemnified Party has incurred or anticipates it will incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)    specify (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices, if any, for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)    The Indemnified Party making the Claim shall state only what is required in Section 6.5(a) and shall not be required to admit or deny the validity of the facts or circumstances out of which such claim arose.

(c)    In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any Indemnity Claim specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such Indemnity Claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Indemnity Claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 9.6 (Consent to Jurisdiction).

(d)    Indemnity Claims specified in any Claim Certificate to which an Indemnifying Party does not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.6(c), and Indemnity Claims the validity and amount of which have been the subject of judicial determination as described in Section 6.6(c) or shall have been settled with the consent of the Indemnified Party, as described in Section 6.7(d), are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

(e)    All indemnification payments made under this Article VI shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law. In the event of any such adjustments, the Parties shall prepare and file a supplemental asset acquisition statement on IRS Form 8594 in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder and consistent with Section 2.7 of this Agreement.

Section 6.6.    Third-Party Claims.

(a)    If a claim by a third-party (a “Third-Party Claim”) is made against any Indemnified Party, and if such Party intends to seek indemnity with respect thereto under this Section 6.7, such Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have ten (10) days after receipt of such notice to assume the conduct and control, at the expense of the Indemnifying Party, through counsel of its choosing which is reasonably acceptable to the Indemnified Party, of the settlement or defense of such Third-Party Claim and the Indemnified Party shall reasonably cooperate with it in connection therewith; provided that

(i)    the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; and provided that the fees and expenses of such counsel shall be borne by such Indemnified Party, and

(ii)    the Indemnifying Party shall be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if

(A)    such Third-Party Claim is reasonably foreseeable to result in Losses which are more than 200% of the amount indemnifiable by such Indemnifying Party pursuant to this Section 6.6;

(B)    such Third-Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(C)    such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party;

(D)    the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party;

(E)    the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or

(F)    upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim.

Notwithstanding anything else contained in this Agreement with respect to any Third-Party Claim for indemnification regarding Taxes,

(b)    Seller and Parent shall only have the right to control such Third-Party Claim if such Third-Party Claim solely relates to Taxes

(i)    attributable to the Purchased Assets and the Business with respect to any taxable year or other taxable period that ends on or prior to the Closing Date or

(ii)    imposed on Seller or Parent and

(c)    neither Seller nor Parent shall consent to any settlement or compromise of such Third-Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    Any Indemnified Party shall have the right to employ separate counsel in any such action or Claim and to participate in the defense of such Third-Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless

(i)    the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third-Party Claim in accordance with Section 6.6(a),

(ii)    the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or

(iii)    the named Parties to any such action (including any impleaded Parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party.

So long as the Indemnifying Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third-Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third-Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third-Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(e)    If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s notice of a Third-Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(f)    The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VI, and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third-Party Claim or consent to entry of any judgment.

(g)    The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third-Party Claim or for testimony as witnesses in any proceeding relating to such Third-Party Claim.

Section 6.7.    Right of Set-off. Upon notice to the Indemnifying Party specifying in reasonable detail the basis therefor, Buyer may, at its sole discretion, set off any amount to which it may be entitled under this Article VI against amounts otherwise payable to Seller pursuant to this Agreement.

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Written Consent. Subject to the other provisions of this Article VII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Requisite Company Vote has been obtained, by the mutual written consent of the Parties.

Section 7.2. Termination by Either the Buyer or Seller. Subject to the other provisions of this Article VII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time by either the Buyer, Seller or Parent if:

(a)    the transactions contemplated by this Agreement shall not have been consummated by the “Closing Date”, whether before or after the Requisite Company Vote has been obtained; provided, however, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement or extend the Closing Date pursuant to this Section 7.2(a) shall not be available to either the Buyer, Seller or Parent, respectively, if it has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Closing Date;

(b)    the Requisite Company Vote shall not have been obtained by the Seller; or

(c)   if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and makes unlawful, prevents or impairs the consummation of the transaction contemplated by this Agreement and such Law or Order shall have become final and non-appealable, whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 7.2(c) shall not be available to the Buyer, Seller or Parent if it has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of such final and non-appealable Law or Order.

Section 7.3. Termination by the Buyer for cause. Subject to the other provisions of this Article VII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date by the Buyer if there has been a Material Adverse Event, a breach of any representation, warranty, covenant or agreement made by Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue or incorrect following the date of this Agreement and such breach or failure to be true and correct is not curable prior to the Closing Date, or if curable prior to the Closing Date, has not been cured within the earlier of

(i) thirty days after the giving of written notice of such breach or failure by the Buyer to Seller specifying this Section 7.3 and describing such breach or failure and

(ii) three Business Days prior to the Closing Date, whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 7.3 shall not be available to the Buyer if it has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur, or if Seller has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 8.1 if

(A)    all of the conditions set forth in Section 7.1 and Section 7.2 (except for those conditions that by their nature are to be satisfied at the Closing) have been and continue to be satisfied, and

(B)    the Buyer has notified Seller in writing that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or, validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Purchase of Assets at such time, and

(C)    the Buyer shall have given Seller written notice at least five Business Days prior to such termination stating that the Buyer’s intention is to terminate this Agreement pursuant to this Section 7.3 and

(D)    Seller fails to consummate the Closing at the end of such five Business Day period following the delivery of such notice specified in clause 7.3(ii) above.

Upon termination under this section 7.3, the Buyer and Seller shall issue instructions to refund the funds in the Escrow Account to Buyer.

Section 7.4. Termination by the Buyer without cause.

Buyer may terminate this agreement at any time, without cause. Upon termination under this Section 7.4, the Buyer and Seller shall issue instructions that Seller shall be paid all the funds in the Escrow account (the “Termination Fee”). If Buyer does not close the transaction by July 10, 2024, and provided that Seller has not breached this Agreement, the Buyer will pay the Termination Fee to Seller. Notwithstanding the above, if Seller and Buyer desire to re-engage to close the transaction at a later date, and close no later than December 31, 2024, then the Termination Fee shall be considered as a down payment toward the purchase price.

ARTICLE VIII

ASSET ACQUISITION SOLICITATION

Section 8.1         Acquisition Proposals; Change of Recommendation.

(a)    Any discussions or other actions with a third Person permitted under this Section 8.1 are subject to the Buyer Negotiation terms of Section 8.3 (Negotiation with Buyer).

(b)    No Solicitation. At all times during the period commencing with the No-Shop Period Start Date defined in Section 8.2 and continuing until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII, except as expressly permitted by this Section 8.1, Seller shall not, and shall instruct its Affiliates and its and their directors, employees (including any officers) and other Representatives not to, directly or indirectly:

(i)         initiate, solicit, or propose an Acquisition Proposal or knowingly encourage, knowingly assist or otherwise knowingly facilitate any action that constitutes or would reasonably be expected to lead to or result in an Acquisition Proposal;

(ii)         engage in, continue, knowingly facilitate, respond to or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any action that would reasonably be expected to lead to or result in an Acquisition Proposal;

(iii)         provide or make available any non-public information or data concerning Seller, its Affiliates or their respective Representatives or access to the Seller or its Affiliates’ properties, books and records to any third Person in connection with any Acquisition Proposal or any action that would reasonably be expected to lead to or result in an Acquisition Proposal, or that, to the Knowledge of the Seller, is considering making or effecting, an Acquisition Proposal;

(iv)         recommend, authorize, approve, adopt, endorse, declare advisable (or make any public statement recommending, authorizing, approving, adopting, endorsing, declaring advisable) or enter into any Alternative Acquisition Agreement;

(v)         otherwise knowingly facilitate any effort or attempt to make or effect an Acquisition Proposal; or

(vi)         resolve, agree, authorize or commit to do any of the foregoing.

(c)   Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in Section 8.1(a), but subject to the provisions of Section 8.1(d), prior to the time the Requisite Company Vote is obtained (whether during the Go-Shop Period or after the No-Shop Period Start Date), in response to an unsolicited, bona fide written Acquisition Proposal that is made after the date of this Agreement and did not arise from a breach of the obligations set forth in this Section 8.1, the Seller may:

(i)         contact the third party making such Acquisition Proposal solely to clarify the terms and conditions thereof or inform such person of the existence of the provisions in this Section 8.1;

(ii)         provide information and data concerning the Seller and access to the Seller’s properties, books and records in response to a request by the third party who made such an Acquisition Proposal; provided that correct and complete copies of such information or data or access has previously been made available to Buyer, or is made available to Buyer prior to or concurrently with the time such information and/or access is made available to such third party, and prior to providing any such information or data or access, the Seller and the third party making such Acquisition Proposal shall have entered into a legally binding confidentiality agreement with terms not less restrictive to such third party than the terms in the Confidentiality Agreement are on Buyer with respect to this Agreement (it being understood that such agreement need not have comparable standstill provisions) (a “Permitted Confidentiality Agreement”); provided, however, that if the third party making such Acquisition Proposal is a competitor of the Seller or Buyer, the Seller shall not provide any competitively sensitive information to such third party in connection with any actions permitted by this Section 8.1(c) other than in accordance with customary “clean room” or other similar procedures (e.g., attorney’s eyes only) designed to limit the disclosure of competitively sensitive information unless the information in written form has been pre-approved by Buyer in writing as not competitively sensitive; or

(iii)         engage or otherwise participate in any discussions or negotiations with any such third party regarding such Acquisition Proposal, if prior to taking any action described in clause (ii) or this clause (iii) of this Section 8.1(c), the Seller determines in good faith that, based on the information then available, (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Seller directors’ fiduciary duties under applicable Law.

(d)         Notice of Acquisition Proposals.

(i)    During the Go-Shop Period, the Seller shall as promptly as reasonably practicable (and, in any event, within twenty-four hours) notify Buyer in writing if the Seller, any of its Affiliates or any of their respective Representatives receives any bona fide written Acquisition Proposal, including copies of any written materials relating thereto provided to the Buyer or its Representatives. The Seller agrees that it shall not, and shall cause its Affiliates not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits or otherwise interferes with the Seller from complying with this Section.

(ii)    From the No-Shop Period Start Date and continuing until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII, the Seller shall promptly (but, in any event, within twenty-four hours) give notice to Buyer if an Acquisition Proposal or an Inquiry is received by the Seller, its Affiliates or any of their respective Representatives, setting forth in such notice the name of the applicable Person or names of Persons that made such Acquisition Proposal or Inquiry, the material terms and conditions of any such Acquisition Proposal or Inquiry (including, if applicable, correct and complete copies of any such written Acquisition Proposals or of any written materials ) relating thereto (or where no such copies are available, a reasonably detailed written description thereof), and thereafter shall keep Buyer informed, on a reasonably current basis of the status and terms and conditions of any such Acquisition Proposals or Inquiries (including any amendments or supplements thereto) and the status of any such discussions or negotiations.

(e)         No Change of Recommendation or Alternative Acquisition Agreement.

(i)         Except as expressly permitted by Section 8.1(e)(iii), the Seller, shall not:

(A)    make any recommendation in support of, or, within ten (10) Business Days following its commencement, fail to recommend against an Acquisition Proposal;

(B)    approve, recommend, declare advisable or publicly propose to approve any Acquisition Proposal or approve, recommend, declare advisable or propose to enter into, any Alternative Acquisition Agreement; or

(C)     agree, authorize or commit to do any of the foregoing.

(ii)          enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.

(iii)         Notwithstanding anything to the contrary set forth in this Section 8.1, prior to the time the Requisite Company Vote is obtained, if there has been no breach by the Seller in any material respect of its obligations set forth in this Section 8.1, Seller may:

(A) effect a Change of Recommendation

(1) if

(a)    an unsolicited, bona fide written Acquisition Proposal is received by the Seller after the date of this Agreement and has not been withdrawn or

(b)     an Intervening Event has occurred, and

(2) the Seller determines in good faith, a failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of an Acquisition Proposal contemplated by clause (A)(1)(a) of this Section 8.1(e)(iii), that such Acquisition Proposal constitutes a Superior Proposal; and/or

(B) cause or permit the Seller to terminate this Agreement in accordance with Section 7.3 and cause or permit the Seller or any of the Seller’s Affiliates to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (and the Seller may enter into or cause an Affiliate thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, provided, however, that no Change of Recommendation, action to terminate the Agreement pursuant to Section 7.3 to enter into an Alternative Acquisition Agreement or such other actions may be taken unless and until:

(i) the Seller has given Buyer written notice at least four Business Days in advance (the “Notice Period”), which notice shall set forth in writing, that it intends to take such action and a reasonably detailed description of the basis therefor, and shall also include,

(a) in the case of such an Acquisition Proposal, all information required by Section 8.1(d)(i) and 8.1(d)(ii), and

(b) in the case of an Intervening Event, a reasonably detailed description of such Intervening Event;

(ii)         at the end of the Notice Period, the Seller shall have taken into account any revisions to this Agreement proposed by Parent in writing prior to the end of the Notice Period, and shall have thereafter determined in good faith that,

(a) a failure to effect a Change of Recommendation or take such other action would continue to be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and/or

(b)   that such Acquisition Proposal continues to be a Superior Proposal, as the case may be (it being understood that any revisions to the financial or other material terms of any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of Section 8.1(d) and this Section 8.1(e)(iii), including for purposes of the Notice Period, except that subsequent to the initial Notice Period, the Notice Period shall be reduced to three Business Days) and

(c)    prior to the Seller or any Affiliate thereof entering into an Alternative Asset Acquisition Agreement contemplated by clause (B) of this Section 8.1(e)(iii), the Seller shall have terminated this Agreement pursuant to Section 7.3.

(iii)     Upon termination of this Agreement under this Section 8.1 by Seller, the Buyer shall be refunded the funds in the Escrow account.

(f)         Existing Discussions. The Seller

(i) agrees, that from and after the No-Shop Period Start Date, it shall cease and cause to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the No-Shop Period Start Date with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Proposal and

(ii) shall promptly (but in any event within three Business Days of the No-Shop Period Start Date):

(A) deliver a written notice to each such Person providing only that the Seller

(1) is ending all activities, discussions and negotiations with such Person with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Proposal and

(2) is requesting the prompt return or destruction of all confidential information concerning the Seller and any of its Affiliates; and

(B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Person.

(g)       Standstill Provisions. From the No-Shop Period Start Date and continuing until the earlier of the Closing Date or the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article VII, the Seller shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Seller or any of its Affiliates is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that the Seller shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Seller determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably be expected to be inconsistent with the Seller directors’ fiduciary duties under applicable Law.

(h)         Compliance by Affiliates and Representatives. The Seller agrees that any violation of this Section 8.1 by any Affiliate of the Seller shall be deemed a breach of this Section 8.1 by the Seller.

Section 8.2 Go-Shop Period

(a)     Parent’s Board of Directors (“Parent’s Board”) is required to recommend to the stockholders of Parent to vote in favor of the transaction with Buyer and against all other competing transactions (the “Recommendation”) and the Parent’s Board may not change such Recommendation, except as set forth below.

(b)         Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the effective date of this Agreement and continuing for a period of twenty (20) calendar days (the “Go-Shop Period”), the Seller and its and their respective Representatives shall have the right to (provided that in every case Seller shall have provided Buyer with the notice and discussion provisions set forth in Section 8.1(d)):

(i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal;

(ii) subject to the entry into, and solely in accordance with, a Permitted Confidentiality Agreement, furnish to any third party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information relating to the Seller or afford to any such third party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Seller, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); provided, however, that the Seller shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non- public information to any third Person who is or whose Affiliates are a competitor of the Seller in connection with the actions permitted by this Section 8.1(i), except in accordance with customary “clean room” or other similar procedures;

(iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and

(iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Seller may grant a limited waiver under any “standstill provision” or similar obligation of any third Person with respect to Seller to allow such third Person to submit or amend an Acquisition Proposal on a confidential basis to the Seller.

Section 8.3   Negotiation with Buyer. Beginning during the Notice Period, the Seller shall negotiate in good faith with Buyer for at least five (5) Business Days and allow Buyer to match such Acquisition Proposal. If Buyer does not elect to engage in such negotiations or match the proposal or if at the end of such five (5) Business Days the Parent’s Board reaffirms its determination despite any new proposal from Buyer, then within two days Parent’s Board may institute a Change of Recommendation and the definitive agreement shall terminate immediately and automatically upon such change, provided that upon such change of Recommendation;

(a) the Buyer and Seller shall issue instructions to immediately release all funds in the Escrow Account back to Buyer; and

(b) Seller shall pay Buyer the higher of: (1) a breakup fee of four percent (4%) of the offered purchase price from the third party; or (2) reimbursement of Buyer’s out of pocket expenses not to exceed $500,000. Notwithstanding the foregoing, if such Change of Recommendation or termination of the Agreement occurs during the Go-Shop Period a, then the break-up fee referenced in the foregoing clause “(1)” shall be reduced to two percent (2%) from four percent (4%).

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1    Expenses. Except as otherwise provided herein, Seller, on the one hand, and Buyer and its Affiliates prior to the Closing, on the other, will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.2    Taxes.

(a)    For purposes of this Agreement, Straddle Period Non-Income Taxes shall be allocated between the pre‑Closing and post-Closing portions of the Straddle Period by multiplying the amount of such Taxes for the entire period by a fraction the numerator of which is the number of calendar days in the Straddle Period in each such period and the denominator of which is the number of calendar days in the entire relevant Straddle Period. Seller and Buyer agree to cooperate in good faith to ensure that all Straddle Period Non-Income Taxes are borne appropriately by the Parties in accordance with this Agreement, including by ensuring that

(i)    Buyer reimburses Seller for any payments made by Seller of any Non‑Income Taxes for any Tax period beginning after the Closing Date or for any Straddle Period to the extent allocable to the post-Closing Date portion of that Straddle Period and

(ii)    Seller reimburses Buyer for any payments made by Buyer of any Non‑Income Taxes for any Tax period beginning prior to the Closing or for any Straddle Period to the extent allocable to the Closing Date or pre-Closing portion of that Straddle Period.

(b)    The Parties agree to cooperate in good faith and furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets or the Business as is reasonably requested in writing for the preparation and filing of any Tax Returns or otherwise in connection with complying with its obligations under this Agreement relating to Taxes, including executing and delivering such powers of attorney and other documents as are reasonably requested. Any information obtained under this Section 9.2(b) shall be kept confidential except

(i)    as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or

(ii)    with the prior written consent of Seller or Buyer, as the case may be.

(c)	The Parties agree to, and after the Closing shall

(i)    retain all books and records with respect to Tax matters pertinent to the Business until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and

(ii)    give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, shall allow the requesting Party to take possession of such books and records.

(d)    Neither Buyer nor Seller shall have any right or access to Tax records or Tax related documents and information related to the other Party or any of the other Party’s Affiliates (other than Parent), except to the extent such information relates to the Business or a Purchased Asset.

(e)    All Transfer Taxes shall be borne 100 percent (100%) by Seller whether levied on Buyer or Seller or any of their respective Affiliates. Seller shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. Seller shall execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

(f)     To the extent that any jurisdiction’s “bulk-sale,” “bulk-transfer” or similar Law applies to the transactions contemplated by this Agreement, Seller shall comply with such Law in a manner so that no Tax Liability of Seller, any of its Affiliates, or any direct or indirect shareholders of Seller is imposed on Buyer pursuant to such “bulk-sale,” “bulk-transfer” or similar Law.

Section 9.3.Disclosure Restrictions. Seller shall not

(a) voluntarily disclose, directly or indirectly, the identity of Buyer at any time, to a non-Representative, including during the Go Shop Period, without the prior written consent of Buyer, or

(b) make any disclosure required by applicable law or regulation of any stock exchange, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, or

(c) make any public disclosure of this transaction to any third party, except to a third party making an Acquisition Proposal during the Go-Shop Period, provided such disclosure is under NDA between Seller and such third party.

Section 9.4  Notices. All notices, consents, waivers and deliveries (“Notices”) under this Agreement must be in writing and will be deemed to have been duly given when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may hereafter designate by similar Notice to the other Parties):

If to Parent:

Odyssey Semiconductor Technologies, Inc.

9 Brown Road

Ithaca, NY 14850

United States

Attention: CEO

If to Subsidiary of Parent:

Odyssey Semiconductor, Inc.

9 Brown Road

Ithaca, NY 14850

United States

Attention: CEO

If to Subsidiary:

9 Brown Road

Ithaca, NY 14850

United States

Attention: CEO

If to Buyer:

[***REDACTED***]

[***REDACTED***]

[***REDACTED***]

Attention: President

Section 9.5     Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 9.6    Consent to Jurisdiction. Any Proceeding brought with respect to this Agreement must be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in any Federal Court of the United States sitting in Delaware, and by execution and delivery of this Agreement, each Party

(i)    accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and

(ii)    irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7     Further Assurances. The Parties agree

(a) to furnish upon request to each other such further information,

(b) to execute and deliver to each other such other documents and

(c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 9.8     Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the other Transaction Documents shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements,

(a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party,

(b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given and

(c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

Section 9.9   Entire Agreement.

(a)    This Agreement supersedes all prior agreements between the Parties, both written and oral, with respect to its subject matter and constitutes (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full. Any disclosure made in the Disclosure Schedule with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules of this Agreement to the extent such disclosure is reasonably applicable on its face. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

(b)     In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Section 9.10   Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights, interests or obligations under this Agreement without the prior consent of the other Party which will not be unreasonably withheld; provided that Buyer, at any time, may assign all or a portion of its rights, interests and obligations hereunder

(a) to any Affiliate of Buyer,

(b) as contemplated by any definitive agreement entered into in connection with any debt financing incurred or intended to be incurred by Buyer or its Affiliates, including

(i) in respect of the grant of a security interest in the rights of Buyer or its Affiliates and

(ii) in connection with any exercise of remedies by any person under such debt financing and

(c) in connection with the transfer by Buyer of all or substantially all of the Purchased Assets or Assumed Liabilities. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. No assignment shall relieve the assigning Party of its obligations hereunder. Any attempted assignment in violation of this Section 9.10 will be void.

Section 9.11 Severability. The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12   Headings; Construction.

(a)    The captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation.

(b)    The Parties have participated jointly in the drafting of this Agreement and each Party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.13  Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto and to other Transaction Documents may be delivered electronically which shall be deemed originals.

Section 9.14  Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

PARENT:

Odyssey Semiconductor Technologies, Inc.

By: /s/ Rick Brown_______________

Name: Rick Brown________________

Title: President and CEO____________

Date: March 12, 2024________________

SUBSIDIARY OF PARENT:

Odyssey Semiconductor, Inc.

By: /s/ Rick Brown_______________

Name: Rick Brown________________

Title: President and CEO____________

Date: March 12, 2024________________

SUBSIDIARY:

JR2J, LLC

By: /s/ Rick Brown_______________

Name: Rick Brown________________

Title: President and CEO____________

Date: March 12, 2024________________

BUYER:

[***REDACTED***]

By: /s/ [redacted]____________________

Name: [redacted]

Title: President and CEO

Date: March 12, 2024________________

EXHIBIT A

Business Equipment Assets and Registered Intellectual Property Assets

Business Equipment Assets

[The rest of this page is intentionally left blank.]

Registered Intellectual Property Assets

Title	Application No. (Unpublished)
STREAMLINED GaN-BASED FABRICATION OF LIGHT EMITTING DIODE STRUCTURES	[***]
VERTICAL GALLIUM NITRIDE CONTAINING FIELD EFFECT TRANSISTOR WITH IMPLANTED ISOLATION REGIONS	[***]
VERTICAL GALLIUM NITRIDE CONTAINING FIELD EFFECT TRANSISTOR WITH IMPLANTED ISOLATION REGIONS	[***]
METHOD FOR IMPLANT AND ANNEAL FOR HIGH VOLTAGE FIELD EFFECT TRANSISTORS	[***]
METHOD FOR IMPLANT AND ANNEAL FOR HIGH VOLTAGE FIELD EFFECT TRANSISTORS	[***]
HIGH VOLTAGE VERTICAL FIELD EFFECT TRANSISTOR DEVICE CONFIGURED WITH A WIDE BANDGAP SEMICONDUCTOR	[***]

Title	Patent No.
BERYLLIUM DOPED GAN-BASED LIGHT EMITTING DIODE AND METHOD	[***]
STREAMLINED GaN-BASED FABRICATION OF LIGHT EMITTING DIODE STRUCTURES	[***]
A VERTICAL FIELD EFFECT TRANSISTOR DEVICE AND METHOD OF FABRICATION	[***]
STREAMLINED GaN-BASED FABRICATION OF LIGHT EMITTING DIODE STRUCTURES	[***]
VERTICAL FIELD EFFECT TRANSISTOR DEVICE AND METHOD OF FABRICATION	[***]

Title	Application No. (Published)
BERYLLIUM DOPED GAN-BASED LIGHT EMITTING DIODE AND METHOD	[***]
BERYLLIUM DOPED GAN-BASED LIGHT EMITTING DIODE AND METHOD	[***]
VERTICAL FIELD EFFECT TRANSISTOR DEVICE AND METHOD OF FABRICATION	[***]

[The rest of this page is intentionally left blank.]

EXHIBIT B

[Omitted]

EXHIBIT C

[Omitted]